UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  [   ]

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CBRL Group, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

We have enclosed with this letter the proxy statement for our 2008 Annual Meeting of shareholders of CBRL Group, Inc. (“CBRL” or the “Company”).

We again are using the SEC’s “e-proxy” rules, which allow us to make our proxy statement and related proxy materials available on the Internet.  As a result, many of you may already have received a “Notice of Internet Availability of Proxy Materials.”  That notice described how you can obtain our proxy materials (consisting of this proxy statement, a form of proxy card and our annual report to shareholders for the year ended August 1, 2008).  The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials and we hope that, if possible and convenient for you, you will use them.  Alternatively, you can receive paper copies of the proxy materials.  In either event, we hope that you find the annual report to shareholders interesting and useful in understanding your company.

This year’s Annual Meeting will be held on Tuesday, November 25, 2008, at 10:00 a.m. Central Time, at our offices at 305 Hartmann Drive, Lebanon, Tennessee 37087, and you are most welcome to attend.

At this year’s meeting, you will have an opportunity to vote on the election of 10 directors, certain matters with respect to our 2002 Omnibus Incentive Compensation Plan and our Amended and Restated Stock Option Plan and the selection of Deloitte & Touche LLP as CBRL’s independent registered public accounting firm.  In recognition of the completion of the strategic initiatives that we began in 2006 and our transition to a single concept restaurant company, you also will have the opportunity to vote on a change of our corporate name to “Cracker Barrel Old Country Store, Inc.”  We will discuss our performance during the past fiscal year.  Representatives from Deloitte & Touche LLP also will be available at the meeting, and, following our report, we will try to answer your appropriate questions as well as we can.

Your interest in CBRL and your vote are very important to us, so please review the proxy statement and our annual report in detail and return your proxy card as soon as possible.  We want your vote to be represented at the Annual Meeting.  For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you, and please have a safe trip.

Sincerely,

/s/ Michael A. Woodhouse
Michael A. Woodhouse
October 16, 2008	Chairman, President and Chief Executive Officer

305 Hartmann Drive
Lebanon, Tennessee 37087

Notice of Annual Meeting of Shareholders

DATE OF MEETING:	Tuesday, November 25, 2008

TIME OF MEETING:	10:00 a.m. Central Time

PLACE OF MEETING:	305 Hartmann Drive
Lebanon, Tennessee 37087

ITEMS OF BUSINESS:	1)	to elect 10 directors;
	2)	to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2009 fiscal year;
3)	to consider and vote upon a proposal to amend the Company’s Charter to change the corporate name of CBRL Group, Inc. to “Cracker Barrel Old Country Store, Inc.”;
4)	to consider and approve an amendment to the CBRL Amended and Restated Stock Option Plan as described in the accompanying proxy statement;
5)	to consider and approve amendments to the CBRL 2002 Omnibus Incentive Compensation Plan as described in the accompanying proxy statement; and
6)	to conduct other business properly brought before the meeting.

WHO MAY VOTE/	You may vote if you were a shareholder of record on September 29, 2008.
RECORD DATE:

DATE OF MAILING:	This proxy statement and the form of proxy are first being mailed or provided to shareholders on or about October 16, 2008.

By Order of the Board of Directors,

/s/ N.B. Forrest Shoaf
N.B. Forrest Shoaf
Secretary
Lebanon, Tennessee
October 16, 2008

CBRL GROUP, INC.
305 Hartmann Drive
Lebanon, Tennessee 37087
Telephone: (615) 444-5533

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

GENERAL INFORMATION	1
VOTING MATTERS	4
BOARD OF DIRECTORS AND COMMITTEES	9
EXECUTIVE COMPENSATION	12
COMPENSATION DISCUSSION AND ANALYSIS	12
COMPENSATION COMMITTEE REPORT	27
COMPENSATION TABLES AND INFORMATION	28
Summary Compensation Table	28
Grants of Plan-Based Awards	29
Outstanding Equity Awards at Fiscal Year-end	30
Option Exercises and Stock Vested	31
Nonqualified Deferred Compensation	31
Potential Payments Upon Termination or Change in Control	32
Director Compensation Table	33
Employment and Other Agreements	34
Compensation Committee Interlocks and Insider Participation	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	37
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	38
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	38
PROPOSAL 1: ELECTION OF DIRECTORS	40
PROPOSAL 2: APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	46
FEES PAID TO AUDITORS	47
AUDIT COMMITTEE REPORT	48
PROPOSAL 3: TO AMEND THE COMPANY’S CHARTER TO CHANGE THE NAME OF THE COMPANY TO “CRACKER BARREL OLD COUNTRY STORE, INC.”	50
PROPOSAL 4: AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED STOCK OPTION PLAN	51
PROPOSALS 5 AND 6: APPROVAL OF AMENDMENTS TO THE CBRL GROUP 2002 OMNIBUS INCENTIVE COMPENSATION PLAN	54
SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING	62
ANNUAL REPORT AND FINANCIAL INFORMATION	62
OTHER BUSINESS	62

GENERAL INFORMATION

What is this document?

This document is the proxy statement of CBRL Group, Inc. that is being furnished to shareholders in connection with our Annual Meeting of shareholders to be held on Tuesday, November 25, 2008.  A form of proxy card also is being furnished with this document.

We have tried to make this document simple and easy to understand.  The Securities and Exchange Commission (“SEC”) encourages companies to use “plain English” and we will always try to communicate with you clearly and effectively.  We will refer to your company throughout as “we,” “us,” the “Company” or “CBRL.”

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders on September 29, 2008, the record date for our 2008 Annual Meeting.  We are sending this proxy statement and the form of proxy card to you and/or making those documents available to you on the Internet in order to solicit your proxy (i.e., your permission) to vote your shares of CBRL stock upon certain matters at the Annual Meeting.  We are required by law to convene an Annual Meeting of our shareholders at which directors are elected.  Because our shares are widely held, it would be impractical, if not impossible, for our shareholders to meet physically in sufficient numbers to hold a meeting.  Accordingly, proxies are solicited from our shareholders.  United States federal securities laws require us to send you this proxy statement and specify the information contained in it.

What does it mean if I receive more than one proxy statement or proxy card?

If you receive multiple proxy statements or proxy cards, that means that you have more than one account with brokers or our transfer agent.  Please vote all of your shares.  We also recommend that you contact your broker and our transfer agent to consolidate as many accounts as possible under the same name and address.  Our transfer agent is American Stock Transfer & Trust Company (“AST”), which may be contacted at 800-485-1883.

What does it mean if I received a “Notice of Internet Availability of Proxy Materials” from CBRL?

We are using the SEC’s “e-proxy” rules.  Accordingly, we are making this proxy statement and related proxy materials available on the Internet in accordance with the SEC’s rules that allow companies to furnish proxy materials to shareholders through a "notice and access" model using the Internet.  The "Notice and Access Rule" removes the requirement for public companies to automatically send shareholders a full, hard-copy set of proxy materials and allows them instead to deliver to their shareholders a "Notice of Internet Availability of Proxy Materials" and to provide online access to the documents.  We mailed a "Notice of Internet Availability of Proxy Materials" on October 16, 2008 to all beneficial (“street name”) shareholders of record on September 29, 2008, who are the shareholders entitled to vote at the Annual Meeting.

What information is available on the Internet?

Our proxy statement, Annual Report on Form 10-K and other financial documents are available free of charge at the SEC’s website, sec.gov.  Our proxy statement and annual report to shareholders are availabile at the Investor Relations section of our corporate website, cbrlgroup.com, and at proxyvote.com.

Are you “householding” for shareholders sharing the same address?

Yes.  The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders.  This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs.  It also reduces the volume of mail you receive.  This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders.  We will still be required, however, to send you and each other CBRL shareholder at your address an individual proxy voting card.  If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our transfer agent, AST, at toll free (800) 485-1883, or to our Corporate Secretary at CBRL Group, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087.  The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that is available or that I should be receiving?

Yes.  You should receive a copy of our 2008 annual report to shareholders, which contains financial and other information about the Company and our most recently completed fiscal year, which ended August 1, 2008.  References in this document to a year (e.g., “2008”), unless the context clearly requires otherwise, mean and will be deemed a reference to our fiscal year that ended on the Friday closest to July 31 of that year.

Who is paying the costs of the proxy statement and the solicitation of my proxy?

CBRL will pay all expenses of this solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials, this proxy statement, our other proxy materials and all costs of any proxy solicitor we employ.  We also will reimburse brokers, nominees and fiduciaries for their costs in sending proxies and proxy materials to our shareholders so you can vote your shares.

Who is soliciting my proxy and will anyone be compensated to solicit my proxy?

Our Board of Directors is making this solicitation of proxies on our behalf.  In addition to solicitation by use of the mails, our directors, officers and employees may solicit proxies in person or by telephone, facsimile or other means of communication.  We will not pay our directors, officers or other regular employees any additional compensation for their proxy solicitation efforts; however, we may reimburse them for any out-of-pocket expenses in connection with any solicitation.

We also retain Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee to assist in the management of our investor relations and other shareholder communications issues.  Corporate Communications, Inc. receives a fee of approximately $2,000 per month, plus reimbursement of out-of-pocket expenses.

We have engaged Georgeson and Co., Inc. to solicit proxies on behalf of the Company for a fee of $10,000 plus reasonable out of pocket expenses.

We will employ Broadridge Financial Solutions, Inc. to receive and tabulate the proxies, and independent inspectors of election will certify the results.

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders.  To attend the meeting, you will need to register upon arrival.  We also may check for your name on our shareholders’ list and ask you to produce valid identification.  If your shares are held in street name by your broker or bank, you should bring your most recent brokerage account statement or other evidence of your share ownership.  If we cannot verify that you own CBRL shares, it is possible that you may not be admitted to the meeting.

May shareholders ask questions at the Annual Meeting?

Yes.  Our representatives will respond to shareholder questions at the end of the meeting.  In order to give a greater number of shareholders the opportunity to ask questions, we may impose certain procedural requirements, such as limiting repetitive or follow-up questions or requiring questions to be submitted in writing.

What if I have a disability?

If you are disabled and would like to participate in the Annual Meeting, we can provide reasonable assistance.  Please send any request for assistance to CBRL Group, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087, Attention: Corporate Secretary, at least two weeks before the meeting.

What is CBRL Group, Inc. and where is it located?

We are the parent corporation and owner of the Cracker Barrel Old Country Store restaurant concept (“Cracker Barrel”).  We operate the Cracker Barrel restaurants through a number of related operating companies.  Our corporate headquarters are located at 305 Hartmann Drive, Lebanon, Tennessee 37087.  Our telephone number is (615) 444-5533.

Where is CBRL Group, Inc. common stock traded?

Our common stock is traded and quoted on the NASDAQ Global Select Market (“Nasdaq”) under the symbol “CBRL.”

VOTING MATTERS

What am I voting on?

You will be voting on the following:

•	the election of 10 directors;

•	the approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009;

•	a proposed amendment to our charter to change our corporate name to “Cracker Barrel Old Country Store, Inc.”;

•	a proposed amendment to our Amended and Restated Stock Option Plan as described below; and

•	proposed amendments to our 2002 Omnibus Incentive Compensation Plan as described below.

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on September 29, 2008.  As of September 29, 2008, there were 22,373,249 shares of our common stock outstanding.

How many votes must be present to hold the Annual Meeting?

In order to lawfully conduct the Annual Meeting, a majority of our outstanding common shares as of September 29, 2008 must be present at the meeting either in person or by proxy.  This is called a quorum.  Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by one of the methods described below under the question “How do I vote before the meeting?”.  Abstentions and “broker non-votes” (as explained below under the question “What is a ‘broker non-vote’?”) also will be counted for purposes of establishing a quorum.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our common stock that you own.  Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone.  Whether or not you plan to attend the meeting, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet.

How do I vote before the meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

•	by using the telephone (within the United States and Canada) by calling 1-800-690-6903; or

•	by using the Internet by visiting the following website: proxyvote.com.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?”  The Tennessee Business Corporation Act provides that a shareholder may appoint a proxy by electronic transmission, so we believe that the Internet or telephone voting procedures available to shareholders are valid and consistent with the requirements of applicable law.

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), those shares are not included in the total number of shares listed as owned by you on the enclosed proxy card.  Instead, your bank or broker will send you a request for directions for voting those shares.  Many (but not all) brokerage firms and banks participate in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP) that offers Internet and telephone voting options.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares.  A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules.  See “How will abstentions and broker non-votes be treated?” and “Will my shares held in street name be voted if I do not provide my proxy?”.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but will not be counted as votes cast either in favor of or against a particular proposal.

Will my shares held in street name be voted if I do not provide my proxy?

If your shares are held in street name, your shares might be voted even if you do not provide the brokerage firm with voting instructions.  On certain “routine” matters, brokerage firms have the discretionary authority to vote shares for which their customers do not provide voting instructions.  The election of directors and the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm are considered routine matters for this purpose, assuming that no shareholder contest arises as to either of these matters.  The proposals to amend our charter to change our corporate name and to amend our Amended and Restated Stock Option Plan and our 2002

Omnibus Incentive Compensation Plan are not considered routine matters, and, therefore, your shares will not be voted on these matters unless you instruct your brokerage firm to vote in a timely manner.

How will my proxy be voted?

The individuals named on the proxy card will vote your proxy in the manner you indicate on the proxy card.

What if I return my proxy card or vote by Internet or telephone but do not specify my vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the director nominees;

•	FOR approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2009 fiscal year;

•	FOR approval of the amendment to our charter changing our corporate name to “Cracker Barrel Old Country Store, Inc.”;

•	FOR the amendment to our Amended and Restated Stock Option Plan; and

•	FOR the amendments to our 2002 Omnibus Incentive Compensation Plan.

Can I change my mind and revoke my proxy?

Yes. To revoke a proxy given pursuant to this solicitation, you must:

•	sign another proxy with a later date and return it to our Corporate Secretary at CBRL Group, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087 at or before the Annual Meeting;

•	provide our Corporate Secretary with a written notice of revocation dated later than the date of the proxy at or before the Annual Meeting;

•	re-vote by using the telephone and calling 1-800-690-6903;

•	re-vote by using the Internet and visiting the following website: proxyvote.com; or

•	attend the Annual Meeting and vote in person. Note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

Will my vote be confidential?

Yes. We will continue our practice of keeping the votes of all shareholders confidential. Shareholder votes will not be disclosed to our directors, officers, employees or agents, except:

•	to allow the independent inspectors of election to certify the results;

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against us;

•	in the case of a contested proxy solicitation; or

•	when a shareholder makes a written comment on the proxy card or otherwise communicates the vote to management.

What vote is required to approve each proposal?

•	Proposal 1: Elect 10 directors.

The 10 nominees receiving the highest number of “FOR” votes will be elected as directors.  This number is called a plurality.  Failing to vote or voting your proxy to withhold authority for all or some of the nominees will have no impact on the election of directors.

•	Proposal 2: Ratify appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2009.

Shareholder approval for the appointment of our independent registered public accounting firm is not required, but the Board is submitting the selection of Deloitte & Touche LLP for ratification in order to obtain the views of our shareholders.  Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal. If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast.  Broker non-votes likewise will not be treated as cast.  Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.  If the appointment of Deloitte & Touche LLP is not ratified, the Audit Committee will reconsider its selection.

•	Proposal 3: Approve the proposed charter amendment changing our corporate name to “Cracker Barrel Old Country Store, Inc.”

Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.  If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast.  Broker non-votes likewise will not be treated as cast.  Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

•	Proposal 4: Approve the amendment to the CBRL Amended and Restated Stock Option Plan.

Under Tennessee law, this proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.  If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on this proposal, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast.  Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether this matter is approved.

•	Proposals 5 and 6: Approve the amendments to the CBRL 2002 Omnibus Incentive Compensation Plan.

Under Tennessee law, each of these proposals will be approved if the votes cast “FOR” each proposal exceed the votes cast “AGAINST” each proposal.  If you submit a properly executed proxy card or use the Internet or telephone to indicate “ABSTAIN” on these proposals, your vote will not be counted as cast. Broker non-votes likewise will not be treated as cast.  Accordingly, neither abstentions nor broker non-votes will have any legal effect on whether these matters are approved.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote:

•	FOR the election of each of the director nominees;

•	FOR approval of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our 2009 fiscal year;

•	FOR approval of the amendment to our charter changing our corporate name to “Cracker Barrel Old Country Store, Inc.”;

•	FOR the amendment to our Amended and Restated Stock Option Plan; and

•	FOR the amendments to our 2002 Omnibus Incentive Compensation Plan.

May other matters be raised at the Annual Meeting; how will the meeting be conducted?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement.  Under Tennessee law and our governing documents, no other business aside from procedural matters may be raised at the Annual Meeting unless proper notice has been given to us by the shareholders.  If any other item or proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

The Chairman has broad authority to conduct the Annual Meeting so that the business of the meeting is carried out in an orderly and timely manner.  In doing so, he has broad discretion to establish reasonable rules for discussion, comments and questions during the meeting.  The Chairman is also entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the Annual Meeting proceeds in a manner that is fair to all participants.

How can I find the voting results of the Annual Meeting?

We will include the voting results in our Quarterly Report on Form 10-Q for the quarter ending October 31, 2008, which we expect to file with the SEC in December 2008.

BOARD OF DIRECTORS AND COMMITTEES

Who are the current members of the Board of Directors?

The names and biographies of each member of our Board of Directors are set forth in this proxy statement under “Proposal 1: Election of Directors,” beginning on page 40.  All of our current Board members are nominees for re-election to the Board.

How often did the Board of Directors meet in 2008?

Our Board of Directors met 13 times during 2008.  Each director attended at least 75% of the combined total of all meetings of the Board and all meetings of the committee(s) on which he or she served.

What are the committees of the Board?

Our Board has the following standing committees: Audit, Compensation, Nominating and Corporate Governance, Public Responsibility, and Executive.  All members of the Audit, Compensation, and Nominating and Corporate Governance committees are independent under Nasdaq’s listing standards and our Corporate Governance Guidelines, and our Board has adopted a written charter for each of these committees.  A copy of each of these charters, as well as our Corporate Governance Guidelines, is posted on our Internet website, cbrlgroup.com.  Current information regarding all of our standing committees is set forth below.

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008

AUDIT: Richard J. Dobkin, Chair Robert V. Dale Robert C. Hilton Jimmie D. White
• Sole authority to hire, terminate and approve payments to the independent registered public accounting firm
• Acts as liaison between Board and outside auditors
• Monitors the independence of our outside auditors
• Responsible for developing procedures to receive information and address complaints regarding the status of our financial condition and effectiveness of our internal controls or audit process
• Reviews internal accounting controls and systems, including internal audit plan
• Reviews results of the annual audit and related financial reports
• Reviews quarterly earnings press releases and related financial reports
• Reviews our significant accounting policies and any changes to those policies
• Provides oversight of our policies and practices with respect to risk assessment and management
11

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008

AUDIT (continued)
•  Pre-approves new or renewal transactions between the Company and related parties and annually reviews and confirms on-going contractual or lease obligations with related parties
• Sole authority to hire, terminate, and approve compensation for the Vice President, Internal Audit and Loss Prevention
• Determines financial expertise and continuing education requirements of members of the committee

COMPENSATION: James D. Carreker, Chair Robert V. Dale Richard J. Dobkin Charles E. Jones, Jr. Andrea M. Weiss	• Reviews and approves salaries, bonuses and other compensation of executive officers • Administers compensation plans for executive officers, and approves all option grants and stock grants • Reviews executive management’s performance, particularly with respect to financial goals for the concluding fiscal year • Selects and engages independent compensation consultant	11

NOMINATING AND CORPORATE GOVERNANCE: Robert V. Dale, Chair Charles E. Jones, Jr. Martha M. Mitchell B.F. “Jack” Lowery	• Considers and recommends to the Board nominees for director • Considers nominees recommended by shareholders in writing prior to the annual deadline for submission of shareholder proposals • Reviews and recommends changes to corporate governance policies and practices • Reviews and recommends candidates to serve on Board committees • Reviews annual Board self-assessment	3

PUBLIC RESPONSIBILITY: Martha M. Mitchell, Chair James D. Carreker B.F. “Jack” Lowery Andrea M. Weiss Jimmie D. White
• Oversees the identification, evaluation and monitoring of social, legislative, regulatory and public policy issues that affect our business reputation, business activities and performance
• Monitors our activities as a responsible corporate citizen, and in that role, reviews and makes recommendations with respect to social responsibility and public policy issues as they affect us, our employees, guests, vendors, and shareholders, and the communities in which we operate
• Oversees external relations and public affairs activities and the manner in which we conduct our public policy and government relations activities

		3

Name of Committee and Members	Functions of the Committee	Number of Meetings in 2008

PUBLIC RESPONSIBILITY (continued)	• Offers advice and makes recommendations to assist us in responding appropriately to our social responsibilities and the public interest in our affairs

EXECUTIVE: Michael A. Woodhouse, Chair James D. Carreker Robert V. Dale Richard J. Dobkin Martha M. Mitchell	• Meets at the call of the Chairman of the Board • Meets when the timing of certain actions makes it appropriate to convene the committee rather than the entire Board • May carry out all functions and powers of the Board subject to certain exceptions under applicable law • Advises senior management regarding actions contemplated by CBRL whenever it is not convenient or appropriate to convene the entire Board	0

How were directors compensated in 2008?

During 2008, each outside director was paid an annual retainer of $45,000, other than our lead independent director who was paid an annual retainer of $75,000.  Each outside director also was paid a director’s fee of $1,500 for each committee meeting attended, other than the Audit Committee and the Compensation Committee members who were paid $2,000 for each committee meeting attended.  The chair of each committee, other than the Audit Committee and the Compensation Committee, was paid an additional annual retainer of $8,000, while the chair of the Audit Committee was paid an additional annual retainer of $18,000 and the chair of the Compensation Committee was paid an additional annual retainer of $13,000.  We reimburse all non-employee directors for out-of-pocket expenses incurred in connection with attendance at meetings.

Directors also are offered the option to participate in our Deferred Compensation Plan.  The Deferred Compensation Plan allows a participant to defer a percentage or sum of his or her compensation and earn interest on that deferred compensation at a rate equal to the 10-year Treasury bill rate (as in effect at the beginning of each calendar quarter) plus 1.5%.

Pursuant to our Omnibus Incentive Compensation Plan, as amended, each non-employee director who is elected at the Annual Meeting receives an option to purchase 2,000 shares of our common stock at fair market value, 1/3 of which will vest and become exercisable each year beginning on the first anniversary date of the option grant date, and a grant of 2,000 shares of restricted stock that vests in its entirety three years from the date of the grant.

The compensation of our directors during 2008 is detailed in the Director Compensation Table, which can be found on page 33 of this proxy statement.  The Compensation Committee intends to review the levels and mix of director compensation during 2009.

Mr. Woodhouse, our Chairman of the Board, President and Chief Executive Officer, is compensated pursuant to his employment agreement and certain benefit plans described below under “Executive Compensation” and receives no additional benefits as a result of his service on the Board.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

What is the purpose of Compensation Discussion and Analysis?

This portion of the proxy statement, called Compensation Discussion and Analysis or “CD&A” has been prepared in order to provide a summary of the process by which the Company established the compensation for its executive officers during 2008.  It is meant to give shareholders insight into how our executive compensation programs work, including why we pay what we do and when we pay it.  It is meant to help you understand how we design our pay packages and how we pay our executives and should be read in conjunction with the detailed executive compensation tables that immediately follow this CD&A and the related Compensation Committee report.  If we believe it to be material, we also have indicated how our process has changed, if at all, with respect to how we have established the compensation for our executive officers during 2009.

What does the Compensation Committee do?

The Compensation Committee’s functions and members are described on pages 10 and 27 of this proxy statement.  The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers.  The Compensation Committee’s Charter is posted on our corporate and investor relations website (cbrlgroup.com).  The Compensation Committee meets as necessary, but at least four times each year, to enable it to fulfill its responsibilities.  The Chairperson of the Compensation Committee is responsible for leadership of the Compensation Committee, presiding over its meetings, making committee assignments and reporting the Compensation Committee’s actions to the Board from time to time (but at least once each year) as requested by the Board.  The Chairperson, with the assistance of management, also sets the agenda for Compensation Committee meetings.

Among other things, the Compensation Committee may conduct or authorize studies of matters within its scope of responsibilities and may retain, at our expense, independent counsel or other consultants necessary to assist the Compensation Committee in any such studies.

Does the Compensation Committee use the services of an independent consultant?

Yes – to assist the Compensation Committee with establishing executive compensation for 2008 and 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“Cook”), which is a nationally recognized executive compensation consulting firm, to provide competitive market data, assist in establishing a peer group of companies and provide guidance to compensation structure as well as levels of compensation for our senior executives and the Board of Directors.  We believe that Cook is independent of management and provides the Compensation Committee with objective advice.

Does the Compensation Committee benchmark using a peer group of companies?

Yes – the Compensation Committee uses a peer group to evaluate the targeted compensation levels and the type of reward programs offered to our executive officers.  The selection of a peer group is driven by:

•	Publicly traded organizations in the restaurant and retail industries;

•	Organizations of comparable size to CBRL (measured by sales); and

•	Organizations with similar geographic dispersion and workforce demographics.

The peer group approved and used by the Compensation Committee during 2008 is comprised of the following publicly-traded companies:

• AnnTaylor Stores Corp.	• DineEquity, Inc.
• Bob Evans Farms, Inc.	• Jack-in-the-Box, Inc.
• Borders Group, Inc.	• Landry’s Restaurants, Inc.
• Brinker International, Inc.	• O’Charley’s, Inc.
• Burger King Holdings, Inc.	• P F Chang’s China Bistro Inc.
• Cheesecake Factory, Inc.	• Panera Bread Co.
• Chipotle Mexican Grill, Inc.	• Petsmart Inc.
• CKE Restaurants, Inc.	• RadioShack Corp.
• Darden Restaurants, Inc.	• Ruby Tuesday, Inc.
• Denny’s Corp.

Management and the Compensation Committee, with Cook’s assistance, regularly evaluate the marketplace to ensure that our compensation programs remain competitive.  Data from published compensation surveys are used generally to assess the competitiveness and the reasonableness of rewards.  The Compensation Committee, however, does not believe that compensation levels and design should be based exclusively on benchmarking and, therefore, considers various business factors and committee members’ own experiences.

The Compensation Committee also considers information provided by Cook from all other general industry companies for certain positions that are less specific to the restaurant and retail industries and to serve as additional reference points in assessing the appropriateness of the compensation levels of our senior executives.

Even though the Compensation Committee reviews the information from the broader market survey, the Compensation Committee focuses primarily on the narrower peer group because it represents companies that have similar operating characteristics and are more comparable in revenue size to the Company.

What are the overall objectives of our executive compensation programs?

In simple terms – our overall compensation objectives are performance, alignment and retention.  We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our financial and operational goals.  The ultimate objective of our executive compensation program is to attract and retain executive talent who possess the appropriate combination of functional, general management skills and strong leadership capability that are vital to the achievement of our strategic goals.  We generally reward executives for near-term and sustained longer-term financial and operating performance as well as leadership excellence.  Compensation opportunities are intended to align the interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

How are our executive compensation programs structured in order to address our objectives?

Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives.   We use a combination of cash and equity compensation and benefits to compensate and reward its executive officers: base salary, an annual incentive award and long-term incentive (“LTI”) compensation, all of which are described in greater detail below.  The Compensation Committee believes that the elements of compensation that it uses create a flexible compensation package that focuses and rewards executives for both near-term and long-term performance while aligning the interests of executive officers with the interests of our shareholders.

Performance.  Our executives who are identified in the Summary Compensation Table on page 28 (whom we refer to as our “Named Executive Officers”) have a combined total of 127 years in the restaurant industry and 53 years with CBRL, during which several of them have held different positions and been promoted to increasing levels of responsibility.  The compensation for each Named Executive Officer reflects the Compensation Committee’s assessment of his management experience, performance and service to the Company over a long period of time.  Key elements of compensation that depend upon each Named Executive Officer’s performance include:

•	Base salary designed to be commensurate with the executive’s scope of responsibilities, demonstrated leadership abilities, and management experience and effectiveness;

•	An annual incentive cash bonus that is based on pre-determined quantitative measures within the context of our overall performance; and

•
Equity incentive compensation in the form of stock options and restricted stock, the value of which is contingent upon the performance of the CBRL share price and/or other performance criteria, and subject to vesting schedules that require continued service with the Company.

A substantial amount of the compensation of our executives is “at risk” performance-based compensation.  Based on targeted compensation levels, in 2008 the Named Executive Officers as a group had 78% of their total target compensation linked to performance, and Mr. Woodhouse had 85% of his total target compensation linked to performance (total target compensation referring to the sum of base salaries and annual bonus plan and LTI opportunities).  Through this strong emphasis on performance-based pay, non-performance can have a significant effect on the amount of compensation realized by our Named Executive Officers.  Nevertheless, as described below, Company targets for 2008 were not met; however, because the Compensation Committee believed the failure to meet these targets was largely the result of factors external to the Company over which the Named Executive Officers had little to no control, for morale and retention purposes, the Compensation Committee made discretionary awards to a number of our employees and executives, including the Named Executive Officers.  See "Why did the Compensation Committee pay discretionary bonuses in 2008?" below.

Alignment.  We seek to align the interests of the Named Executive Officers with those of our shareholders by evaluating executive performance on the basis of key financial measurements that we believe closely correlate to both near-term and long-term shareholder value, including increases in operating profit, revenue growth and operating margin.  Key elements of compensation that align the interests of the Named Executive Officers with shareholders include:

•	Annual incentive compensation, which links a significant portion of compensation to increases in operating income over that of the previous year;

•
Equity incentive compensation, which links a significant portion of compensation to revenue growth and operating margin to determine eligibility for and size of the awards and then links the total realized value of awards (options and restricted stock) to shareholder value because the total value of those awards corresponds to stock price appreciation and dividend rate; and

•	Stock ownership and holding requirements, which require our senior executives to accumulate and hold CBRL stock in specified amounts.

As indicated above, in 2008, the Compensation Committee determined to make discretionary bonuses to a number of employees and executives, including the Named Executive Officers, when performance targets were not met owing to external causes that the Compensation Committee felt were beyond the control of the executives.  Although we intend to continue our compensation philosophy and basic structure in 2009, the Compensation Committee has determined to benchmark our performance against the 50th percentile rather than the 75th percentile of our peer group of companies.  This benchmarking change is intended to offer better comparisons within our peer group as well as provide greater confidence (and therefore, greater incentive) to our executives that the targets established are realistic and can be achieved.  In transitioning our benchmarking approach, the Compensation Committee, in consultation with Cook, also reduced commensurately the target compensation of our various executives given the relatively lower targets resulting from benchmarking at the 50th rather than the 75th percentile.

Retention.  We know that our senior executives have other professional opportunities, including ones at potentially higher compensation levels.  Therefore, we attempt to retain our executives by using continued service as a determinant of total pay opportunity.  Key elements of compensation that require continued service to receive any payment include:

•	The extended vesting terms on elements of equity incentive compensation, including stock options and restricted stock, some of which are targeted to certain executives; and

•
Certain long term incentive awards, which pay out only if the executive remains with the Company for the entire performance period and for an additional vesting period thereafter, subject to early vesting if that executive is retirement eligible under the terms of the plan.

How are our compensation objectives implemented?

We rely upon our judgment in making compensation decisions after reviewing the performance of the Company and carefully evaluating an executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, long-term potential to enhance shareholder value, current compensation arrangements and tenure with the Company.  Specific factors affecting compensation decisions for the Named Executive Officers include:

•	Achieving key financial measurements such as revenue, operating profit, earnings per share, operating margins, return on capital and total shareholder return[1];

•	Achieving financial and operational objectivies within our strategic plan;

1  By “total shareholder return,” we generally mean capital appreciation through increase in stock price and dividends received.

•	Achieving excellence in organizational performance; and

•	Supporting our values by promoting a culture of unyielding integrity through compliance with laws and our ethics policies, as well as commitment to community leadership and diversity.

We do not adhere strictly to formulas or necessarily react to near-term changes in business performance in determining the amount and mix of compensation elements.  We consider competitive market compensation paid by other companies and attempt to maintain a certain target percentile (as discussed later) within the peer group of companies that we use.  As mentioned above, because Company targets for 2008 were not met and because the Compensation Committee believed the failure to meet these targets was largely the result of factors external to the Company over which the Named Executive Officers had little to no control, for morale and retention purposes, the Compensation Committee made discretionary awards to a number of our employees and executives, including the Named Executive Officers.  See “Why did the Compensation Committee pay discretionary bonuses in 2008?” below.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives.  While each element is compared to the market separately, with the target opportunities established for each element on an independent basis, the Compensation Committee evaluates the overall total direct compensation package (base salary, annual incentive and long-term incentive) relative to market conditions.  We do not have a specific apportionment goal.  Instead, we review the compensation mix of each executive on a subjective basis as another tool to assess an executive’s total pay opportunities and whether we have provided the appropriate incentives to accomplish our compensation objectives.  Our mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards. We also seek to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on the performance of CBRL shares.

In general, the compensation policies have provided for a more significant emphasis on long-term equity compensation than on current cash compensation for our Named Executive Officers.  This pay mix supports their roles in enhancing value to shareholders over the long-term.

What are the elements of our executive compensation program?

Our executive compensation program includes the following elements of compensation:

•	Base salary;

•	Annual bonuses, including special incentives when appropriate;

•	LTI, which consists of equity-based rewards;

•	Health and welfare benefits; and

•	Severance and change of control provisions.

We offer limited perquisites for executive officers and do not offer any supplemental executive retirement program (known as a SERP) or defined benefit pension plans.

Why do we pay each element of executive compensation?

The following table provides additional information on our reasons for providing the various elements of executive compensation.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Skills, experience, competence, performance, responsibility, leadership and contribution to the Company	Provide fixed compensation for daily responsibilities
Annual Bonus Plan	Achieving annual target revenue growth and profitability	Focus attention on meeting annual performance targets and our near-term success
Provide additional cash compensation and incentives based on our annual performance
Long-Term Incentives	Restricted Stock
	Achieving long-term revenue growth and profitability over vesting period	Focus attention on meeting longer-term performance targets and our long-term success

	Appreciation in value of shares	Focus efforts on longer-term stock price performance

	Continued employment with us during the vesting period	Management retention in a competitive marketplace

Stock Options
	Ability to increase and maintain stock price	Focus efforts on longer-term stock price performance

	Continued employment with the Company during the three-year vesting period	Management retention in a competitive marketplace
Health and welfare benefits	Provides benefits upon death or disability; provides medical coverage	Designed to provide a level of safety and security that allows employees to focus their efforts on running the business effectively
Severance and change-in-control provisions/agreements	Provides payments and other benefits upon termination of employment	Designed to ensure that executive officers remain focused on our business during transitions

How do we determine the types and amounts of executive compensation?

Our compensation includes the following market targets:

•
Base salaries generally are targeted at the 60th percentile of market relative to our peer group and compensation surveys completed by our compensation consultants, with variations for experience, leadership, contribution and critical skills; and

•
Incentive compensation (which includes annual bonus and the value of long-term incentives) traditionally has been targeted at the 75th percentile of market relative to our peer group and compensation surveys completed by our compensation consultant when appropriately aggressive financial performance is achieved; for 2009, however, we have targeted incentive compensation generally at the 50th percentile (i.e., median) of market relative to our peer group.

Despite our  transition to a median compensation target level, base salaries will continue to be targeted above the median in recognition that the Company offers only limited perquisites and offers no defined benefit or SERP and to attract and retain higher caliber executives.  Additionally, there may be variations in individual circumstances from the target due to factors such as tenure or individual performance.

In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation.  The Compensation Committee determines the allocation of long-term versus near-term compensation based on market data from the peer group and broader industry survey data, which is then adjusted by the Compensation Committee based on contribution and performance as well as internal equity considerations.  In establishing the specific components of executive compensation for 2008 and 2009, the Compensation Committee based its decisions on the market data and recommendations based on such data provided to it by Cook.

Base Salary.  Base salary for our executive officers is determined based on the scope of work, skills, experience, responsibilities, performance and seniority of the executive, peer group salaries for similarly-situated positions and the recommendation of the Chief Executive Officer (except in the case of his own compensation).  Mr. Woodhouse’s salary is set per his employment agreement, subject to increases in the discretion of the Compensation Committee.  The Company views base salary as a fixed component of executive compensation that compensates the executive officer for the daily responsibilities assumed in keeping the Company operating throughout the year.

The Compensation Committee reviews executive officers’ salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year.  Each Named Executive Officer is assigned a salary range based on similar positions in the peer group.  The Compensation Committee then considers many factors, including individual performance, experience and tenure in setting base salary increases within this range.  The greater an individual’s performance and contribution, the larger the annual increase may be.  In addition, the Compensation Committee may identify certain positions as critical to our business and target base salaries for these positions above the 60th percentile target.

Base salary increases for our Named Executive Officers who received increases for 2008 averaged 10% from the executive base salaries in effect during 2007.  The largest of these, Mr. Barber’s reflected his promotion to Executive Vice President and Chief Operating Officer effective April 23, 2008, and was established after reviewing market data from Cook as well as Mr. Woodhouse’s recommendation.  These increases in base salary for the Named Executive Officers are outlined below:

Name	2007 Salary	2008 Salary	% Increase
Mr. Woodhouse	$950,000	$1,000,000	5%
Mr. Barber	$301,600	$388,611	29%
Mr. Shoaf	$355,350	$383,778	8%
Mr. Maxwell	$312,000	$327,600	5%
Mr. Greene	$312,000	$327,600	5%

Annual Bonus Plan.  The annual bonus plan generally provides our executive officers with the ability to receive additional cash compensation based on a percentage of base salary and our performance.  The performance matrix established for the annual bonus plan for 2008 required, in order for executive officers to receive any bonus, that our 2008 operating income exceed that of 2007.  If our 2008 operating income had exceeded that of 2007, each officer could have earned between 60% and 200% of his target bonus, with each officer receiving a payment on a graduated scale depending upon the extent to which 2008 operating income exceeded that of 2007.  Although that performance target was not met, for morale and retention purposes, the Compensation Committee nevertheless made the awards that are described below under “Why did the Compensation Committee pay discretionary bonuses in 2008?”.  That table also sets forth, for comparison purposes, each officer’s 2008 target bonus in the column labeled “2008 Target Bonus.”  The discretionary awards were made in lieu of the annual bonus as well as any award that might have been received under the 2008 Long-Term Performance Plan (the “2008 LTPP”), which was abolished as further described below.

As mentioned, in 2009, we are transitioning our incentive compensation benchmarking structure from a 75th percentile performance benchmarking and pay to a 50th percentile benchmark.  We are doing this for several reasons.  First, we believe that this change provides better comparisons within our peer group because there is more relevant market data available for comparison purposes with our peer group at the 50th percentile level.  Additionally, this change is intended to provide greater confidence (and therefore, greater incentive) to our executives that the targets established are realistic and can be achieved.

The performance matrix established for the annual bonus plan for 2009 requires, in order for executive officers to receive any bonus, that our 2009 operating income exceed 85% of plan (“threshold income”).  If we do not achieve threshold income in 2009, no bonus will be paid.  If the Company achieves threshold income in 2009, each officer can earn between 30% and 200% of his target bonus, with each officer receiving a payment on a graduated scale depending upon the extent to which 2009 operating income exceeds threshold income.  An officer’s target bonus is equal to a percentage of his 2009 base salary as indicated in the column below labeled “Target Percentage.”

Given our benchmark transition from the 75th percentile incentive compensation philosophy to the 50th percentile in comparison to our peer group, the target bonuses of the Named Executive Officers were decreased from those in prior years; in Mr. Woodhouse’s case from 200% to 125%.  The following table also indicates the threshold (minimum) and maximum bonus that the following officers would receive, expressed as a percentage of 2009 annual base salary, assuming that 2009 operating income from continuing operations equals or exceeds threshold income and assuming that the executive remains at his position for the entire year.

2009 Bonus Table
Name	Target Percentage	Target Bonus	Threshold Percentage	Threshold Bonus	Maximum Percentage	Maximum Bonus
Mr. Woodhouse	125%	$1,250,000	37.5%	$375,000	250%	$2,500,000
Mr. Barber	100%	$500,000	30%	$150,000	200%	$1,000,000
Mr. Shoaf	70%	$290,136	21%	$ 87,041	140%	$580,272
Mr. Maxwell	70%	$243,079	21%	$ 72,924	140%	$486,158
Mr. Greene	50%	$173,628	15%	$52,088	100%	$347,256

We have announced that we presently expect 2009 total revenue to increase approximately 4.5% to 5.5% over revenues in 2008 and expect 2009 operating income margin as a percent of revenues to be approximately 6.0% to 6.3% compared with 6.3% in 2008.  In order for the Named Executive Officers to earn bonuses at the target level, our 2009 operating income would have to increase approximately 6.4% from that in 2008.  If we achieve the midpoint of that guidance (5.0% revenue growth and 6.15% operating income margin) in 2009, we expect the Named Executive Officers would earn bonuses at a level of approximately 92% of target.

Long-Term Incentives.  The Compensation Committee believes that long-term incentives, particularly equity-based awards, provide the strongest alignment between shareholders and executive officers.  Therefore, a significant portion of an executive officer’s total compensation is provided in the form of equity.  Long-term incentives may include: stock options; restricted stock; restricted stock units; stock appreciation rights; dividend equivalents; stock awards; and other stock-based awards.  Some incentives, such as stock options, are specifically designed to provide rewards based on stock price appreciation, while others, such as restricted stock and performance shares, deliver rewards based upon generating long-term shareholder returns through business building efforts.

Our long-term incentives are evaluated independently and in the context of total compensation.  For 2008, we adopted the 2008 LTI, which consisted of two components – an annual stock option grant and the 2008 LTPP.  The stock option grants are reflected in the “Option Awards” column of the Summary Compensation Table on page 28 of this proxy statement.  The number of shares awarded was determined by multiplying 50% of the respective officer’s base salary by his 2008 LTI target (the other 50% of the LTI was 2008 LTPP) and then dividing that number by the exercise price, multiplied by 31%.  This 31% figure represented the estimated option value as determined by our outside actuary.  All options had an exercise price of $40.05 and vest ratably over a three-year period.

LTPP participants were to receive awards consisting of performance shares (“LTPP Awards”) if the Company achieved certain targets relative to revenue growth and EBIT Margin, as defined in the LTPP, during 2008 and 2009.  Had those targets been achieved, 2008 LTPP Awards would have cliff vested at the end of 2010.  In 2008, however, the Compensation Committee determined that it was highly unlikely that the 2008 LTPP targets would be achieved, in large part because of external factors over which our executives had little control and, at the same time, transitioned our incentive compensation benchmark from the 75th percentile to the 50th percentile.  Accordingly, the Compensation Committee abolished the 2008 LTPP and, for morale and retention purposes, made the awards that are described below under “Why did the Compensation Committee pay discretionary bonuses in 2008?”.  That table also sets forth, for comparison purposes, each officer’s 2008 LTPP target award in the column labeled “2008 Target LTPP.”  The discretionary awards were made in lieu of an annual bonus as well as any award that might have been received under the 2008 LTPP.  Except for the change in benchmarking (75th to 50th percentile), we do not anticipate a substantial change in the 2009 LTI.

Health and Welfare Benefits.  We offer a group insurance program consisting of life, disability and health insurance benefit plans that cover all full-time management and administrative employees (as well as certain full-time restaurant employees) and a supplemental group term life insurance program, which covers executive and other officers.  Aside from the annual recalibration of benefit costs and the associated premium changes that affect all participants, no significant changes were made to our health and welfare benefits during 2008.

Severance and Change of Control Provisions.  We have a severance plan that applies to our executive officers.  Under the severance plan, executives receive up to 12 months pay (plus one additional week of pay for each year of service in excess of 15 years) as a result of termination of their employment by the Company other than for “cause,” which is defined in the severance plan.

We have management retention (change in control) agreements with each of our executive officers, including the Named Executive Officers, which agreements are described under “Executive Compensation – Compensation Tables and Information – Potential Payments Upon Termination or Change of Control,” including the table on page 33 of this proxy statement that shows the potential payments for each Named

Executive Officer under various termination scenarios.   None of our current Named Executive Officers have an employment agreement other than Mr. Woodhouse, whose agreement is described on pages 34-35.  There were no significant changes to our severance or change in control provisions in 2008.

The change in control agreements would result in severance benefits after a change in control only if the executive is terminated without cause (or terminates his/her employment for “good reason” as described in the agreements) within two years after such an event.  Unvested equity awards (stock options, stock appreciation rights, restricted stock, restricted stock units) will vest immediately upon a change in control, consistent with the provisions of our existing equity compensation plans.

These agreements are intended to assure that the Company will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.  When establishing our change of control agreements, the Compensation Committee intended to provide executive officers with adequate financial security so that they could focus on achieving successful business continuity. We believe that the provision of severance and benefits and change in control protection for certain of our executive officers is consistent with market practice, is a valuable executive talent retention provision, and is consistent with the objectives of our overall executive compensation program.

Why did the Compensation Committee pay discretionary bonuses in 2008?

Although we structured the annual and long term incentive plans for 2008 to pay out upon the achievement of formulaic achievement of financial goals, those performance goals, largely as a result of factors external to the Company over which the Named Executive Officers had little to no control, were not met and, with respect to the 2008 LTPP, were not expected to be met.  Accordingly, the Compensation Committee abolished the 2008 LTPP but for morale and retention purposes, made discretionary awards to 190 employees covered by these plans, including those described below to the Named Executive Officers.  The awards made to the Named Executive Officers were in the form of restricted stock (all others received a cash award), which, for retention and alignment purposes, have restrictions on resale.  Each executive, with the exception of Mr. Woodhouse, may sell ½ of the shares awarded on or after August 1, 2009 and the remaining ½ on or after August 1, 2010.  Mr. Woodhouse may sell 1/3 of the shares that he was awarded on or after each of August 1, 2009, 2010 and 2011.

The discretionary awards to the Named Executive Officers were converted to a number of our Shares using the closing market price of the shares on August 1, 2008 ($24.85).  These awards are reflected in the “Stock Awards” column of the Summary Compensation Table on page 28 of this proxy statement.

The following table indicates the 2008 target bonus, the 2008 target LTPP and the actual 2008 discretionary bonus that was awarded to each Named Executive Officer:

Name	2008 Target Bonus (not paid)	2008 Target LTPP (not paid)	2008 Discretionary Bonus ($ value/# of shares)
Mr. Woodhouse	$2,000,000	$1,750,000	$1,000,000/40,241
Mr. Barber	$398,000	$353,000	$643,000/25,875
Mr. Shoaf	$307,000	$336,000	$512,000/20,603
Mr. Maxwell	$278,500	$197,000	$302,000/12,152
Mr. Greene	$147,420	$122,850	$234,000/9,416

Do you provide perquisites and other benefits to executive officers?

We provide limited perquisites and other benefits to our executive officers.  Any perquisites that are received by Named Executive Officers are described in the Summary Compensation Table on page 28 of this proxy statement under the “All Other Compensation” column and related footnote.  In particular:

•	Named Executive Officers do not have use of a Company vehicle;
•	Named Executive Officers may not schedule the Company aircraft for personal travel;
•	We do not have a defined benefit pension plan or SERP; and
•
With the exception of certain items of security that were provided for Mr. Barber during 2008, we do not provide a number of perquisites that are provided by other companies, such as club memberships, security, drivers, or financial and legal planning.

The absence of perquisites and a retirement plan is one of the reasons that the Compensation Committee targets salaries at the 60th percentile relative to our peer group of companies and other surveys while targeting incentive compensation at the 50th percentile.

Is Mr. Woodhouse’s compensation determined in the same manner as the other Named Executive Officers?

Generally – yes.  Mr. Woodhouse is a party, however, to an employment agreement described below in “Do any Named Executive Officers have employment agreements?”  Also, effective August 1, 2008, Mr. Woodhouse was granted 75,000 shares of the Company’s common stock subject to a restriction that the shares may not be sold by him until the earlier of: (i) August 1, 2010; or (ii) the termination of Mr. Woodhouse’s employment with the Company.  This grant was made in order to induce Mr. Woodhouse to cancel a prior award of 125,000 shares of the Company’s common stock, which were at risk of not vesting, and to negotiate and enter into a new employment agreement with the Company during the 2009 fiscal year.  These new arrangements with Mr. Woodhouse are a part of the transition in our benchmarking from the 75th percentile to the 50th percentile for comparisons within our peer group.

How does the Compensation Committee use “tally sheets”?

As part of the Compensation Committee’s efforts to review and structure executive compensation, the Compensation Committee reviews tally sheets for executive compensation, inclusive of the value of equity awards.  The tally sheets assist the Compensation Committee in understanding the levels of executive compensation that have been, and are being, received by our executive officers.  The Compensation Committee will continue to review tally sheets for executive officers on an annual basis.

Does the Compensation Committee delegate its authority to make stock awards?

Yes, on a limited basis.  The Compensation Committee has delegated to our CEO the authority to make certain awards, subject to the following limitations:

•	The recipient of any grant is not, or is not expected to be an executive officer;
•	Any award may not exceed 5,000 shares;
•	Any award may not vest at an annual rate greater than 33-1/3% for three years; and
•	At any Compensation Committee meeting, the CEO must report all awards made by him pursuant to this delegation of authority.

During 2008, pursuant to a similar grant of authority, no grants were made by the CEO.

What policies are there on timing when equity awards are made?

We have never “back-dated” and have a policy against “backdating” of options.  In addition, we adhere to the following policies as to equity awards:

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The exercise price of each stock option awarded to our senior executives is the closing price of our stock on the date of grant, which generally is the date of the September Compensation Committee meeting at which equity awards for senior executives are determined.  Board and committee meetings generally are scheduled at least one year in advance.  Scheduling decisions are made without regard to anticipated earnings or other major announcements by us.  We prohibit the re-pricing of stock options.

•
New hire equity awards or grants to promoted employees, including stock option grants, are made effective the date of the next Compensation Committee meeting following employment date or promotion, respectively.

•	Other interim or ad hoc equity awards such as retention awards, including stock option grants, are made effective on the date of the next Compensation Committee meeting.
•	The grant date for equity awards, including stock options, is the date of approval of the grants, or a specified later date.
•	Except as set forth above, we do not have any program, plan or practice to time stock option grants to executive officers in coordination with the release of material non-public information.

What factors are considered in decisions to materially modify compensation?

From time to time and at least annually in connection with our fiscal year end, the Compensation Committee will review market data, individual performance and retention needs in making decisions to adjust compensation materially.  Other than our current policy of targeting base salary and incentive compensation at 60% and 50%, respectively, of our peer group, we do not have any set formula for determining the amount of each compensation element as a percentage in our executive officers’ compensation packages. We consider the competitive landscape for talent in our industry and geography and base our compensation decisions on how we want to position ourselves in the marketplace for executive talent.

Do you have a policy about recovery of performance-based awards if an executive is guilty of misconduct?

If the Compensation Committee and the Board of Directors determines that an executive officer has engaged in fraudulent or intentional misconduct, including with regard to the reporting of our performance, the Compensation Committee and the Board of Directors will immediately take corrective action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate.  Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results.  These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Does CBRL have stock ownership guidelines for its executive officers?

Yes – We have stock ownership guidelines (the “Ownership Guidelines”) covering all executive officers, which are posted on our website at cbrlgroup.com. The guideline is 70,000 shares for the Chief Executive Officer, 25,000 shares for the Chief Operating Officer, 15,000 shares for the Chief Financial Officer and 5,000 shares for any other executive officer.  The time frame to reach the stated guideline amount is August 1, 2009 for Mr. Woodhouse, August 1, 2010 for Messrs. Maxwell and Shoaf, August 1, 2011 for Mr. Greene, and August 1, 2013 for Mr. Barber.  Officers subject to the Ownership Guidelines who are hired or promoted after the program’s inception in 2005, have five years, from the beginning of the first full fiscal year in position, to reach the stated guideline amount.

Shares counted toward achievement of the Ownership Guidelines include shares directly or indirectly owned by the executive officer (whether certificated or in “street name”) and shares of restricted stock.  The Compensation Committee reviews executive officer ownership levels annually.  At this time, all Named Executive Officers are exceeding their Ownership Guidelines.  Executive officers are prohibited from hedging their holdings of our common stock.

In 2005, the Compensation Committee adopted a plan (the “Ownership Plan”) to encourage the early attainment of the Ownership Guidelines by certain of our officers.  Under the Ownership Plan, an executive is awarded common stock in the amount of the greater of 100 shares or two percent (2%) of the number of shares specified in the Ownership Guidelines for that officer if the officer achieves certain specified progress each year during the five-year period toward the Ownership Guidelines.  In future years, failure to achieve specified ongoing progress toward share ownership requirements would result in reduced option grants.  On August 3, 2007, the Compensation Committee determined that each of the following Named Executive Officers had achieved or exceeded the specified progress and, accordingly, were awarded the following respective number of unrestricted shares on August 6, 2007:

Name	Award (# of shares)
Mr. Woodhouse	1,400
Mr. Barber	100
Mr. Shoaf	100
Mr. Maxwell	100
Mr. Greene	100
Mr. White	300

At its July 30, 2008 meeting, the Compensation Committee resolved to allow the Ownership Plan to expire in 2009 but to retain the requirements of the Ownership Guidelines.  The Compensation Committee made this decision after being advised that arrangements such as the Ownership Plan no longer were being used by many of our competitors.

What is the effect of accounting and tax treatments on compensation?

Although the accounting and tax treatment of executive compensation generally has not been a factor in the Compensation Committee’s decisions regarding the amounts of compensation paid to our executive officers, it has been a factor in the compensation mix as well as the design of compensation programs.  As further described below, for example, we have attempted to structure our compensation to maximize the tax benefits to the Company (e.g., deductibility for tax purposes).  Owing to the adoption of SFAS 123R, we do not expect accounting treatment of differing forms of equity awards to vary significantly, and, therefore, accounting treatment is not expected to have a material effect on the Compensation Committee’s future selection of differing types of equity awards.

Section 162(m).  Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount a public company may deduct for compensation paid to its Chief Executive Officer or any of our four other most highly compensated executive officers (excluding our chief financial officer, who the Internal Revenue Service has indicated may be excluded) who are employed by the Company as of the end of the fiscal year.  However, Section 162(m) does not apply to compensation that satisfies the requirements of Section 162(m) for “qualifying performance-based” compensation.  The Compensation Committee attempts to maximize deductibility of compensation under Section 162(m) to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must (and does) reserve the right to award compensation which it deems to be in our best interest and our shareholders, but which may not be fully tax deductible under Section 162(m).

Sections 280G and 4999.  We provide our Named Executive Officers with change in control agreements.  These agreements provide for tax protection in the form of a gross-up payment to reimburse the executive for any excise tax under Internal Revenue Code Section 4999 as well as any additional income and employment taxes resulting from such reimbursement. Code Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment,” and Code Section 280G disallows the tax deduction to the payor of any amount of excess parachute payment that is contingent upon a change in control.  A payment as a result of a change in control must exceed three times the executive’s base amount in order to be considered an excess parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount.  The intent of the tax gross-up is to provide a benefit without tax penalty to certain executives who are displaced in the event of a change in control.  We believe that the provision of tax protection for certain of our executive officers was consistent with market practice at the time those agreements were entered into, was a valuable executive talent retention provision, and was consistent with the objectives of our overall executive compensation program.  We, however, are studying whether such provisions are consistent with current market practices and whether we should continue such provisions in future agreements.

Section 409A.  Amounts that are deferred or which become vested under nonqualified deferred compensation programs after December 31, 2004 are subject to Internal Revenue Code Section 409A, which governs when elections for deferrals of compensation may be made, the form and timing permitted for payment of such deferred amounts, and the ability to change the form and timing of payments initially established.  Section 409A imposes sanctions for failure to comply, including accelerated income inclusion, a 20% penalty and an interest penalty.  We have amended our plans to fully comply with Section 409A.

What are the respective roles of the Compensation Committee, its consultant and our executive officers in determining executive compensation?

The Compensation Committee’s Role.  The Compensation Committee’s primary responsibility is the establishment and approval of compensation and compensation programs for our executive officers.  In the case of executive officers who also serve as directors, the Compensation Committee makes recommendations to the independent directors of the Board.  Compensation decisions are designed to promote the achievement of our business objectives and strategy; therefore, the planning and evaluation of performance are continuous processes. The majority of the compensation decisions for the executive officers are made annually during the July meetings of the Compensation Committee and the Board of Directors.

In developing its views, the Compensation Committee believes that it is advisable to obtain input from management and from independent consultants retained by the Compensation Committee, which currently is Cook.  While the recommendations of management and the Compensation Committee’s consultants provide valuable guidance, the Compensation Committee ultimately makes all final decisions in carrying out its responsibilities and determining compensation levels and structure.  All members of the Compensation Committee are independent non-employee directors.

Management’s Role. The significant aspects of management’s role are:

•	Recommending business performance targets and objectives;
•	Evaluating employee performance; and
•	Recommending cash compensation levels and equity awards.

Our CEO works with the Compensation Committee Chair to establish the agenda for Compensation Committee meetings.  At the Compensation Committee’s request, the CEO and other members of management participate in Compensation Committee meetings to provide:

•	Background information regarding our strategic objectives;
•	Evaluation of the performance of the executive officers; and
•	Compensation recommendations for executive officers.

If compensation programs require modification, management works with the Compensation Committee and its consultants to evaluate the changes and determine the most appropriate solution.

Roles of Executive Officers in Determining Compensation

Certain executive officers have roles in the compensation process, as follows:

•	The CEO generally makes recommendations to the Compensation Committee regarding salary increases for other executive officers during the regular merit increase process.
•	In addition, the CEO provides his/her perspective on recommendations provided by the consulting firm hired by the Compensation Committee regarding compensation program design issues.
•
Other executive officers, at the request of the Compensation Committee, work with the outside consultants hired by the Compensation Committee, to provide data about past practices, awards, costs and participation in various plans, as well as information about our annual and longer-term goals.  When requested by the Compensation Committee, selected executive officers may also review consultant recommendations on plan design and structure and provide a perspective to the Compensation Committee on how these recommendations may affect recruitment, retention and motivation of our employees as well as how they may affect us from an administrative, accounting, tax or similar perspective.  The other Named Executive Officers do not play a role in their own compensation determination, other than discussing individual performance objectives with the CEO.

The Role of Advisors and Consultants. By the terms of its charter, the Compensation Committee can retain and dismiss independent compensation consultants and approve their compensation, and the consultants report directly to the Compensation Committee.  We are obligated to pay the Compensation Committee’s consultants and to support their work.  Cook is authorized to communicate with members of management as necessary, but may not perform work directly for management without the Compensation Committee’s advance approval.  For executive compensation awarded in 2008, Mr. Woodhouse was assisted by certain members of senior management as well as Cook in reviewing the competitive landscape for executive talent and structuring the types and levels of executive compensation for review by the Compensation Committee.  The Compensation Committee and the Board of Directors are responsible for establishing Mr. Woodhouse’s compensation package.  The Compensation Committee and the Board of Directors consulted with Cook in determining the executive compensation to be awarded to Mr. Woodhouse in 2008.

How are non-management directors compensated?

Compensation for non-management directors’ compensation is set by the Board at the recommendation of the Compensation Committee.  The compensation of non-management directors in 2008 is described on pages 11 and 33 of this proxy statement.  The compensation of non-management directors for 2009 is under review.

COMPENSATION COMMITTEE REPORT

This Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Compensation Committee and what does it do?

The Compensation Committee of the Board of Directors establishes the salaries and other compensation of the Chairman and CEO, the other executive officers named in the Summary Compensation Table and other selected senior executives of the Company.  The Compensation Committee also is charged with the responsibility to review and approve our executive compensation and benefits plans and policies, and the administration of all executive compensation programs, incentive compensation plans and equity-based plans currently in place at the Company.  As it deems necessary, the Compensation Committee engages independent compensation consultants and counsel to advise the Compensation Committee on all matters related to CEO and other executive compensation.  In 2008, an independent consultant was engaged for the purpose of conducting a competitive review of executive compensation, including long-term incentive compensation levels.

The Compensation Committee met 11 times in 2008.  Each meeting included an executive session with no Company employees present.

Are the members of the Compensation Committee “independent”?

Yes.  It is comprised of five directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.

Has the Compensation Committee adopted a Charter?

Yes.  A copy of that Charter is posted on CBRL’s Internet website at cbrlgroup.com.

What has the Compensation Committee done in recommending that our Compensation Discussion and Analysis (“CD&A”) be included in our proxy statement and Annual Report on Form 10-K?

The Compensation Committee has reviewed and discussed the CD&A with management.  Based on its review and discussions of the CD&A with management, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for 2008.

Who has furnished this report?

This report has been furnished by the members of the Compensation Committee:

•	James D. Carreker, Chair
•	Robert V. Dale
•	Richard J. Dobkin
•	Charles E. Jones, Jr.
•	Andrea M. Weiss

COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table includes information regarding the compensation paid or awarded to the individuals listed below (each a “Named Executive Officer,” and collectively, the “Named Executive Officers”) during 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(3) ($)	Total ($)
($)
Michael A. Woodhouse, Chairman and Chief Executive Officer	2008 2007	$1,000,000 $950,000	$0 $1,232,315	$1,310,905 $3,138,684	$1,063,470 $918,683	$0 $5,843,120	-- --	$79,807 $56,919	$3,454,182 $12,139,721
Douglas Barber, Senior Vice President , Restaurant Operations	2008 2007	$388,611 $301,600	$0 $0	$901,707 $245,815	$152,469 $104,140	$0 $180,829	-- $11,632	$16,918 $5,982	$1,459,706 $849,998
N.B. Forrest Shoaf; Senior Vice President, General Counsel and Secretary(4)	2008 2007	$383,778 $355,350	$0 $162,468	$749,479 $283,335	$178,595 $93,531	$0 $1,295,003	-- --	$17,497 $25,667	$1,329,349 $2,215,354
Terry Maxwell, Senior Vice President, Retail	2008 2007	$327,600 $312,000	$0 $0	$404,720 $284,113	$151,365 $126,945	$0 $253,991	-- $2,520	$7,361 $2,889	$891,047 $982,458
Edward A. Greene, Senior Vice President Strategic Initiatives	2008 2007	$327,600 $312,000	$0 $73,939	$336,318 $90,463	$79,011 $43,863	$0 $155,114	-- --	$10,605 $1,352	$753,535 $676,731
Lawrence E. White, Senior Vice President and Chief Financial Officer(4)	2008 2007	$247,775 $467,500	$0 $307,257	$0 $715,455	$106,346 $164,180	$0 $1,491,581	-- $212,858	$271,555 $28,710	$625,676 $3,387,541

(1)
Represents amounts accrued in Company’s financial statements during 2008 as compensation expense pursuant to FAS 123R for all unvested stock and option awards irrespective of date of grant.  See Management’s Discussion and Analysis of Financial Condition and Results of operation in our Annual Report on Form 10-K for the fiscal year ended August 1, 2008 for a discussion of the assumptions made in the valuation.  In the case of Mr. Woodhouse, amount is net of $1,315,237 representing a forfeiture of a prior award.

(2)
We have no defined benefit pension plan, nor any type of supplemental executive retirement plan. Under the Deferred Compensation Plan, executives may defer up to 50% of salary and 100% of bonus into a fully funded, self-directed plan. These amounts are then invested at their discretion in the same mutual funds generally available to all employees who participate in our 401(k) plan. SEC regulations, however, define earnings as “above-market” “if the rate of interest exceeds 120% of the applicable federal long-term rate, with compounding (as prescribed under section 1274(d) of the Internal Revenue Code) at the rate that corresponds most closely to the rate under the registrant’s plan at the time the interest rate or formula is set.”  Although there were no “above market” earnings in 2008, any amounts that these individuals earn require no cash outlay by us since the investments were fully funded at the time of the deferral.

(3)
Amounts shown in this column include the company match under our non-qualified compensation plan (Mr. Woodhouse ($39,331); Mr. Barber ($5,705); Mr. Shoaf ($9,384), Mr. Greene ($6,704) and Mr. White ($11,841)); dividends accrued on prior unvested stock awards (Mr. Woodhouse ($37,729); Mr. Barber ($2,120); Mr. Shoaf ($5,365), Mr. Maxwell ($4,023), Mr. Greene ($1,311) and Mr. White ($8,317)); the company match under our 401(k) plan (Mr. Maxwell ($590), and Mr. White ($1,623)); our payment of premiums for life insurance (Mr. Woodhouse ($1,248); Mr. Barber ($1,248); Mr. Shoaf ($1,248), Mr. Maxwell ($1,248), Mr. Greene ($1,248) and Mr. White ($1,248)); our payment for certain security services (Mr. Barber ($6,345); payments to Mr. White under his retirement agreement ($247,775); and our payment of premiums for long-term disability insurance (Mr. Woodhouse ($1,500); Mr. Barber ($1,500); Mr. Shoaf ($1,500), Mr. Maxwell ($1,500), Mr. Greene ($1,341) and Mr. White ($750)).

(4)
Mr. White retired as Chief Financial Officer on February 1, 2008 and since that time, Mr. Shoaf has served as interim Chief Financial Officer.  Mr. White’s “Salary” column represents his salary through February 1, 2008.  His compensation for the remainder of 2008 is set forth in the “All Other Compensation” Column.

Grants of Plan-Based Awards

The following Grants of Plan-Based Awards table provides additional information regarding non-equity and equity incentive plan awards granted to the Named Executive Officers during 2008.  No equity incentive plan awards were made during 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards
		(#)

Mr. Woodhouse	8/6/2007	1,400(1)			$51,548
	9/19/2007		140,953(3)	$40.05	$1,710,183
	8/1/2008	40,241(2)			$900,594
	8/1/2008	75,000			$1,674,000

Mr. Barber	8/6/2007	100(1)			$3,682
	9/19/2007	2,500			$93,550
	9/19/2007		24,444(3)	$40.05	$296,579
	8/1/2008	25,875(2)			$592,668

Mr. Shoaf	8/6/2007	100(1)			$3,682
	9/19/2007		27,047(3)	$40.05	$328,161
	8/1/2008	20,603(2)			$471,912

Mr. Maxwell	8/6/2007	100(1)			$3,682
	9/19/2007		15,832(3)	$40.05	$192,090
	8/1/2008	12,152(2)			$278,341

Mr. Greene	8/6/2007	100(1)			$3,682
	9/19/2007		9,895(3)	$40.05	$120,056
	8/1/2008	9,416(2)			$215,674

Mr. White	8/6/2007	300(1)			$11,046
______________________________________

(1)	Represents shares awarded for achieving ownership targets. See discussion at page 24.
(2)	Represents discretionary awards of stock subject to resale restrictions. See discussion at page 21.
(3)	Represents option portion of 2008 LTI. See discussion at page 20.

Outstanding Equity Awards at Fiscal Year-end

The following table summarizes equity awards made to the Named Executive Officers that are outstanding as of August 1, 2008.

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mr. Woodhouse	30,000 34,812 100,000 66,943 65,513 58,769 160,000 90,347 78,652 96,887 834 0	0 0 0 0 0 0 0 0 0 48,443 1,666 140,953	0 0 0 0 0 0 0 0 0 0 0 0	$25.25 $18.38 $15.31 $14.31 $14.63 $20.10 $23.58 $37.19 $35.60 $34.60 $40.00 $40.05	9/24/2008 4/20/2009 7/29/2009 9/30/2009 9/28/2010 9/27/2011 9/26/2012 9/25/2013 9/22/2014 9/22/2015 9/21/2016 9/19/2017	27,091	$673,211	0	$0
Mr. Barber	1,650 2,531 3,036 0	0 2,531 6,072 24,444	0 0 0 0	$35.60 $34.60 $40.00 $40.05	9/22/2014 9/22/2015 9/21/2016 9/19/2017	25,000 2,500 1,474	$621,250 $62,125 $36,629	0	$0
Mr. Shoaf	7,000 9,776 834 0	0 4,888 1,666 27,047	0 0 0 0	$40.46 $34.60 $40.00 $40.05	4/11/2015 9/22/2015 9/21/2016 9/19/2017	2,800 12,500 5,067	$69,580 $310,625 $125,915	0	$0
Mr. Maxwell	3,506 5,102 5,000 4,777 5,223 4,053 5,000 8,733 3,141 0	0 0 0 0 0 0 0 4,367 6,281 15,832	0 0 0 0 0 0 0 0 0 0	$14.63 $20.10 $23.58 $37.19 $37.19 $35.60 $39.37 $34.60 $40.00 $40.05	9/28/2010 9/27/2011 9/26/2012 9/25/2013 9/25/2013 9/22/2014 11/23/2014 9/22/2015 9/21/2016 9/19/2017	12,500 3,051	$310,625 $75,817	0	$0
Mr. Greene	6,667 834	3,333 1,666 9,895	0 0 0	$33.95 $40.00 $40.05	10/3/2015 9/21/2016 9/19/2017	5,000 5,000 953	$124,250 $124,250 $23,682	0	$0
Mr. White	11,487 20,060 30,000 9,641 15,359 12,135 16,135 834	0 0 0 0 0 0 8,067 1,666	0 0 0 0 0 0 0 0	$14.63 $20.10 $23.58 $37.19 $37.19 $35.60 $34.60 $40.00	9/28/2010 9/27/2011 9/26/2012 9/25/2013 9/25/2013 9/22/2014 9/22/2015 9/21/2016	15,000 3,934 25,000 7,618	$372,750 $97,760 $621,250 $189,307	0	$0

Option Exercises and Stock Vested

The following table provides information, for the Named Executive Officers, on (1) stock option exercises during 2008, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards in the form of restricted stock and the value realized, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Woodhouse	25,000	$241,500	25,310 40,241 75,000 1,400	$628,954 $1,000,000 $1,863,750 $51,548
Mr. Barber	0	$0	25,875 1,470 100	$643,000 $36,530 $3,682
Mr. Shoaf	0	$0	20,603 4,200 2,384 100	$512,000 $141,834 $59,242 $3,682
Mr. Maxwell	0	$0	12,152 2,536 100	$302,000 $63,020 $3,682
Mr. Greene	0	$0	9,416 868 100	$234,000 $21,570 $3,682
Mr. White	0	$0	3,934	$97,760

Nonqualified Deferred Compensation

We maintain a non-qualified deferred compensation plan for our executive officers and certain employees.  The deferred compensation plan permits participating executive officers voluntarily to defer receipt of up to 50% of their base salaries and up to 100% of their annual incentive compensation.  These deferrals are fully funded from deductions from the participants’ applicable payroll or bonus checks.  Amounts deferred under the plan are payable in cash on the date or dates selected by the participant in accordance with the terms of the plan or on such other dates specified in the plan.  Deferred amounts earn rates of return based on the performance of several investment alternatives selected by the participant.  These investment alternatives mirror those available to all eligible employees under our 401(k) plan.  We also provide a 25% match of the executive’s contributions up to 6% of pay (or, a maximum of 1.5% of eligible pay, the same matching formula used in our 401(k) plan).  The following table provides additional information concerning the deferred compensation account for each Named Executive Officer, including the voluntary contributions made by the Named Executive Officers and by us to the deferred compensation plan during 2008 and the aggregate deferred compensation balance as of the fiscal year ended August 1, 2008.  No withdrawals or distributions were made in 2008.

Name	Aggregate Balance at Beginning of 2008 Fiscal Year ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Mr. Woodhouse	$3,608,956	$605,718	$39,331	$135,420	0	$4,389,424
Mr. Barber	$231,385	$22,821	$5,705	$(15,979)	0	$243,932
Mr. Shoaf	$156,396	$45,851	$9,384	$(16,406)	0	$195,225
Mr. Maxwell	$35,093	$0	$0	$(2,911)	0	$32,182
Mr. Greene	$46,605	$26,818	$6,704	$2,145	0	$82,274
Mr. White	$2,720,755	$56,038	$11,841	$(199,325)	0	$2,589,309

Potential Payments Upon Termination or Change in Control

Our Named Executive Officers are entitled to certain benefits in the event their employment is terminated under specified circumstances. Circumstances which would trigger payments and/or other benefits to certain of our Named Executive Officers include death, disability, termination of employment by the Company without cause, termination by the Named Executive Officer for good reason or a change-in-control of the Company.

In order for a Named Executive Officer to receive the payment and/or benefits to which he is entitled pursuant to any applicable employment agreement, he must execute and deliver to the Company a release in a form satisfactory to the Company.  So long as any Named Executive Officer who is receiving payments and/or benefits from the Company has not breached any applicable restrictive covenants (including, without limitation, non-compete, non-solicitation, non-disparagement and/or confidentiality agreements), the Company will continue to make any required payments.  In the event a Named Executive Officer breaches any applicable restrictive covenant, the Company will cease making any future payments and providing any other benefits to the Named Executive Officer, and will also consider pursuing all legal and equitable remedies available to the Company under any applicable employment agreement and applicable law.

The following table sets forth payments and benefits that may be received by our Named Executive Officers under any existing employment agreements, equity grant agreements, plans or arrangements, whether written or unwritten, in the event of termination for specified reasons and/or a change-in-control of the Company.  Only payments and benefits that a Named Executive Officer may receive that are not also available to other executive officers and salaried employees are disclosed in the table below.  The following information has been prepared based on the assumption that the Named Executive Officer was terminated, or a change-in-control of the Company occurred, on August 1, 2008.  The closing price for our common stock on August 1, 2008 was $24.85.

Name	Termination By Company Without Cause(1) ($)	Termination By Named Executive Officer for Cause ($)	Death(2) ($)	Disability(3) ($)	Change in Duties or Compensation after Change-in- Control(4) ($)	Termination after Change-in- Control for cause ($)	Termination after Change-in- Control not for cause(4) ($)
Mr. Woodhouse	$5,243,378	$0	$1,000,000	$1,415,300	$15,054,235	$0	$15,054,235
Mr. Barber	$406,611	$0	$0	$0	$2,908,007	$0	$2,908,007
Mr. Shoaf	$401,778	$0	$0	$0	$2,083,603	$0	$2,083,603
Mr. Maxwell	$427,500	$0	$0	$0	$1,345,670	$0	$1,345,670
Mr. Greene	$345,600	$0	$0	$0	$1,119,404	$0	$1,119,404

(1)	Per Mr. Woodhouse's Employment agreement; all others as outlined in approved Severance Policy.
(2)	Per Mr. Woodhouse's Employment agreement; the Company will pay lump sum equal to one year's salary.
(3)	Per Mr. Woodhouse's Employment agreement; the Company will pay the difference between his salary of $1,000.000 and the LTD benefit ($300,000 per year maximum) for the remainder of the contract term. 2 years remained on the term at fiscal year end. Plus healthcare for one year.
(4)	Per Mr. Woodhouse's Employment agreement; all others per Change in Control agreements.

For additional information regarding payments required to be made to a Named Executive Officer pursuant to his employment agreement or any other arrangement with the Company in connection with a termination of employment and/or a change-in-control of the Company, please see the sections below that describe Mr. Woodhouse’s employment agreement and the change in control agreements that are in place for the other Named Executive Officers.

Director Compensation Table

The table below sets forth the compensation of non-management directors, which is described in greater detail on page 11 of this proxy statement.  We have no non-equity incentive plan for non-employee directors and during 2008, no director earned “above-market” (as that term is defined by the SEC) interest on any of his or her compensation that had been deferred.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards ($)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2) ($)	Total ($)
Mr. Carreker	$79,750	$72,849	$17,618	--	$0	$170,217
Mr. Dale	$132,750	$72,849	$17,618	--	$1,236	$224,453
Mr. Dobkin	$98,500	$90,473	$17,618	--	$0	$208,547
Mr. Hilton	$69,500	$72,849	$17,618	--	$1,000	$169,735
Mr. Jones	$71,500	$72,849	$17,618	--	$896	$173,086
Mr. Lowery	$52,500	$72,849	$17,618	--	$1,236	$156,483
Ms. Mitchell	$60,500	$72,849	$17,618	--	$1,762	$162,715
Mr. Vonk	$12,750	$0	$0	--	$0	$12,750
Ms. Weiss	$68,000	$72,849	$17,618	--	$138	$162,954
Mr. White	$66,000	$72,849	$17,618	--	$762	$158,654
________________________________
(1)	Certain directors deferred some or all of their fees into the Deferred Compensation Plan: Mr. Dobkin, $20,313; Mr. Hilton, $33,750; Mr. Jones, $57,200; Mr. Lowery, $51,611; and Ms. Weiss, $64,687.
(2)	Represents matching charitable contributions by CBRL Foundation for Mr. Hilton ($1,000), Mr. Jones ($500), Ms. Mitchell ($1,000) and/or value of term life insurance coverage.

Employment and Other Agreements

Do any named executive officers have employment agreements?

Yes.  We currently have an employment agreement with Mr. Woodhouse that would expire on August 1, 2009.  We previously have disclosed that we have granted Mr. Woodhouse an incentive award in order to induce him to enter into a new employment agreement, and we anticipate entering into a new agreement with him in 2009.

What are the terms of Mr. Woodhouse’s employment agreement?

Under Mr. Woodhouse’s current agreement, he serves as our Chief Executive Officer and also is required to hold either the title of Chairman or President.  In the event of a “change in control” (as defined below), the then existing term of the agreement is extended for two years.

Mr. Woodhouse’s employment agreement currently provides for the payment of an annual salary in the amount of $1,000,000, which may be increased from time to time. The agreement provided for Mr. Woodhouse to receive a restricted stock grant of 125,000 shares, which was to have vested 60% on September 15, 2008, 20% on September 15, 2009, and 20% on September 15, 2010, subject to achieving performance criteria established by the Compensation Committee relative to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent (as defined in the agreement).  However, this restricted stock award was terminated and replaced by the 75,000 share award that is described above under “Is Mr. Woodhouse’s compensation determined in the same manner as the other Named Executive Officers?”  The agreement also establishes bonus targets (as a percentage of base salary) for Mr. Woodhouse’s participation in our annual incentive and retention plans for officers, which plans are more fully described in the Compensation Discussion and Analysis.

In the event CBRL terminates Mr. Woodhouse’s employment without “cause” (as defined in the agreement), the current agreement entitles him to a severance payment equal to the unpaid amount due during the employment term prior to the termination, plus three times his annual salary in effect on the date of termination, as well as a lump sum cash distribution determined by a formula based on his unvested stock options which otherwise would have vested during the current term.  Any unvested restricted stock granted to Mr. Woodhouse under the agreement will vest and become distributable.  The agreement specifies that Mr. Woodhouse’s participation in CBRL’s life, medical and disability insurance programs will continue if his employment is terminated by CBRL without “cause” for up to 24 months or the expiration of the term of the agreement, so long as he is not employed elsewhere and covered by that employer’s benefit plans.  The agreement also describes rights to compensation if Mr. Woodhouse’s employment is terminated or suspended due to death, disability or “cause.”  This agreement generally does not preclude Mr. Woodhouse from participating in any other CBRL benefit plan or arrangement.

In the event of a “change in control” (as defined below) and Mr. Woodhouse is terminated for reasons other than “cause,” the Company currently is required to pay Mr. Woodhouse, in addition to any amounts owed through the date of termination of employment, including a prorated portion of any then existing incentive or bonus plan applicable to Mr. Woodhouse, three times the sum of: (i) his average annual base salary for the three fiscal years prior to the termination; and (ii) the greater of: (x) his actual annual incentive bonus for the fiscal year immediately preceding the date of termination; or (y) his target bonus for the year in which the termination date falls.  With respect to any unvested stock options that would have vested during the term of the agreement, the Company is required to pay Mr. Woodhouse an amount equal to the difference between the market value and the exercise price(s) of the shares subject to such options.  Mr. Woodhouse’s participation in the life, medical and disability insurance programs of the Company continues for up to thirty-six months following termination of the agreement.

A “change in control” means any change in control reportable as required by the federal securities laws, but specifically including: (a) any person becoming a beneficial owner of 35% or more of our voting securities, unless that acquisition was approved or ratified by a vote of at least 2/3 of the members of our Board of Directors prior to the acquisition, (b) all or substantially all of the assets of the Company are sold or transferred, (c) shareholders approve a plan of liquidation or dissolution, or (d) a majority of the members of the Board of Directors change (unless approved by majority of those directors who were directors at the beginning of the term of the agreement).

The agreement contains certain business protection provisions that include a requirement that Mr. Woodhouse not disclose confidential information or trade secrets of the Company and a requirement that, during the term of the agreement and for two years following its termination, Mr. Woodhouse will neither solicit employees of the Company to leave their employment nor hold any position with any entity engaged wholly or in material part in the restaurant or retail business that is similar to that in which the Company or any of its affiliates is engaged.

Who negotiated the terms of Mr. Woodhouse’s employment agreement?

The terms were negotiated by the Compensation Committee and Mr. Woodhouse, each of whom was represented by separate independent legal counsel.

Does CBRL have any other agreements with its named executive officers?

Yes.  On September 30, 1999, our Board of Directors approved a plan responding to change in control issues.  The plan is based on recommendations from an independent, outside compensation consultant and is designed to encourage retention of key employees.  Some of our senior officers, including some of the Named Executive Officers, and other key personnel have been provided agreements stating that upon a “change in control,” they will receive specified salary payments and other benefits.

We also have entered into an agreement with Mr. Lawrence E. White, our former Senior Vice President and Chief Financial Officer relative to his retirement on February 1, 2008 (the “Employment Termination Date”).  The agreement with Mr. White provided that for a period of time from the Employment Termination Date through August 15, 2009 (the “Consulting Term”), Mr. White will serve as a consultant to the Company, for which the Company will pay him $619,437 in the aggregate over the Consulting Term.  In addition, through the Consulting Term: (1) additional options to purchase 8,900 shares of our common stock will vest and become exercisable, (2) 15,000 restricted shares of our common stock will vest on August 2, 2009 and will be distributed, along with any accrued dividends, (3) 3,934 restricted shares of our common stock vested on August 1, 2008 and were distributed, along with any accrued dividends, and (4) 7,618 restricted shares of our common stock will vest on July 31, 2009 and will be distributed, along with any accrued dividends.  We will continue to provide all group health and life insurance benefits for Mr. White and his dependents at the same level as for our other senior level executives until the earlier of the end of the Consulting Term or Mr. White’s obtaining other employment at which he receives health insurance benefits.  The retirement agreement also contains non-disparagement, non-competition, non-solicitation and confidentiality provisions as well as a standstill agreement by Mr. White. Upon the Employment Termination Date, Mr. White also executed and delivered a release of all claims that he might have had against the Company.

What are the material terms of the change in control agreements?

The change in control agreements provide that the Named Executive Officers, other than Mr. Woodhouse, will receive specified benefits if after a “change in control” there is: (1) a material change in duties or responsibilities resulting in the assignment of duties and responsibilities inferior to the duties and responsibilities in effect at the time of change in control, (2) a reduction in salary or a material change in benefits (excluding discretionary bonuses), or (3) a change in the location of work assignments from the location at the time of change in control to any other location that is further than 50 miles away from the location at the time of change in control.  The salary payments will equal 2.00 or 2.99 times the average salary and bonus for the three years prior to a change in control (including a gross-up payment to cover any excise taxes the Named Executive Officer may be required to pay), and benefits will include continuation of and payments for health benefits for a two-year period.  The agreements define “change in control” to include certain circumstances in which a person becomes the beneficial owner of securities representing 20% or more of the combined voting power of our voting stock, a majority of our Board changes within a two-year period, or we merge, consolidate or reorganize.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has been an officer or employee of CBRL or any of our subsidiaries at any time, and no relationships exist requiring disclosure under applicable regulations of the SEC.  None of our executive officers has served on the board of directors or on the Compensation Committee of any other entity any of whose executive officers served either on our Board or on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Were there any conflict of interest transactions during 2008?

Except as disclosed under “Executive Compensation,” there were no significant transactions or business relationships in which we were a participant and in which any of our executive officers, directors and director nominees had a material interest that would require disclosure under applicable SEC regulations and no other transactions requiring such disclosure are anticipated during 2009.

Has the Board adopted a code of ethics for senior financial officers?

The Board of Directors has adopted a code of ethics for its senior financial officers, as defined by SEC regulations that applies to our chief executive officer, chief financial officer, and chief accounting officer. This code of ethics is posted on our Internet website at cbrlgroup.com. Any amendments to, or a waiver from, a provision of this code of ethics will be posted on our Internet website.

How does the Board resolve conflicts of interest?

With respect to conflicts of interest that may arise from time to time between us and any of our directors, our Corporate Governance Guidelines state that the Board, after consulting with counsel, determines whether conflicts of interest exist on a case-by-case basis, with the objective, among others, that the directors voting on an issue are not conflicted with respect to that issue.  The directors expect that each of them will disclose actual or potential conflicts to further these objectives.  In addition, not less than annually, each director affirms the existence or absence of actual or potential conflicts and that affirmation is reported to the Nominating and Corporate Governance Committee and to the Audit Committee.

Who reviews potential related party transactions and how are they reviewed?

The Board has assigned responsibility for reviewing related party transactions to the Audit Committee.  The Audit Committee has adopted a written policy pursuant to which all transactions between the Company or its subsidiaries and any director or officer must be submitted to the Audit Committee for consideration prior to the consummation of the transaction.  The Audit Committee reports to the Board, for its review, on all related party transactions considered.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The United States securities laws require our executive officers, directors, and greater than 10% shareholders to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and with us.  Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to us during and with respect to 2008 and written representations by our directors, executive officers and 10% shareholders, we believe that each such person filed, on a timely basis, the reports required by Section 16(a) of the Exchange Act with respect to 2008.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table shows information for those who, as of September 29, 2008, were known by us to beneficially own more than 5% of our common stock.  Percentage computations are based on 22,373,249 shares of our common stock outstanding as of September 29, 2008.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	2,506,880(1)	11.20%

LSV Asset Management One North Wacker Drive, Suite 4000 Chicago, IL 60606	1,194,580(2)	5.34%
__________________________

(1)
Based solely on a Schedule 13G filed by Barclays Global Investors, NA and what appear to be a number of its affiliates on February 5, 2008.  Item 4 of the Schedule 13 reports total beneficial ownership of 2,506,880 shares, with sole voting power over 2,187,844 shares and sole investment power over 2,506,880 shares.  Item 6 of the Schedule 13G reports that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(2)	Based on a Schedule 13G filed by LSV Asset Management on February 12, 2008 and subsequent information received on October 8, 2008.

Security Ownership of Management

The following table shows how much of our common stock is owned, as of September 29, 2008, by all directors and Named Executive Officers, and by all current directors and executive officers as a group.  Unless otherwise noted, these persons may be contacted at our executive offices, and they have sole voting and investment power with respect to the shares indicated.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Class

Michael A. Woodhouse	1,044,879	4.5%
Douglas E. Barber	43,617	*
N.B. Forrest Shoaf	55,839	*
Terry A. Maxwell	69,382	*
Edward Greene	26,825	*
James D. Carreker	18,333	*
Robert V. Dale	14,015	*
Richard J. Dobkin	7,333	*
Robert C. Hilton	118,332	*
Charles E. Jones, Jr.	93,782	*
B. F. “Jack” Lowery	95,282	*
Martha M. Mitchell	40,809	*
Andrea M. Weiss	14,333	*
Jimmie D. White	26,176	*
Lawrence E. White(2)	129,402	*
All executive officers and directors
as a group (18 persons)	1,862,016	8.1%

__________________________
*Less than one percent.

(1)	Includes the following number of restricted shares and shares subject to options exercisable by the named holders within 60 days:

Mr. Woodhouse	849,018	Mr. Dobkin	4,333
Mr. Barber	20,932	Mr. Hilton	106,379
Mr. Shoaf	32,347	Mr. Jones	81,067
Mr. Maxwell	57,320	Mr. Lowery	77,003
Mr. Greene	17,966	Ms. Mitchell	37,645
Mr. Carreker	12,666	Ms. Weiss	9,333
Mr. Dale	9,333	Mr. Jimmie D. White	14,333
		Mr. Lawrence E. White(2)	115,651
		All executive officers and directors as a group (18)	1,493,625

The shares described in this note are considered outstanding for the purpose of computing the percentage of outstanding CBRL common stock owned by each named individual and by the group.  They are not considered outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Mr. White retired effective February 1, 2008, and his ownership of our common stock is calculated as of that date.

PROPOSAL 1:  ELECTION OF DIRECTORS

What is the structure of the Board of Directors?

Pursuant to our Bylaws, our Board of Directors must consist of at least five directors, but the exact number is set by the Board.  The Board of Directors currently has fixed the size of the Board at ten.  All current directors are standing for re-election.  All directors are elected annually by our shareholders.

Who are the nominees this year?

The nominees for the Board of Directors consist of our ten current directors.  These nominees are: James D. Carreker, Robert V. Dale, Richard J. Dobkin, Robert C. Hilton, Charles E. Jones, Jr., B. F. “Jack” Lowery, Martha M. Mitchell, Andrea M. Weiss, Jimmie D. White and Michael A. Woodhouse.  If elected, each nominee would hold office until the 2009 Annual Meeting of Shareholders and until his or her successor is elected and qualified.

What are the backgrounds of this year’s nominees?

Name, Age, Position with CBRL	First Became a Director	Business Experience During Past Five Years

James D. Carreker, 61 Director	2002
Founder and owner, JDC Holdings, Inc., a private equity and investment firm, Dallas, TX, since October 2000; Chairman of The Bombay Company, Inc., a home-furnishing retail chain, Fort Worth, TX, from December 2002 to June 2006 and CEO from June 2003 to June 2006; Chairman and CEO, Wyndham Hotels, a hotel and resort operator and developer, Dallas, TX, from 1995 to October 2000, and President and CEO from 1988 to 1995; President and CEO, Trammell Crow Company, Dallas, TX, in 1993-1994; Director, Boo Koo Holdings, Inc. since August 2007.

Robert V. Dale, 71 Director	1986
Retired; President, Windy Hill Pet Food Company, Nashville, TN, from March 1995 until its sale in July 1998; Partner in PFB Partnership, Nashville, TN, from August 1994 to March 1995; President of Martha White Foods, Inc., Nashville, TN, from October 1985 to August 1994; Director, Genesco, Inc. since June 2000.  Mr. Dale serves as our Lead Independent Director.

Name, Age, Position with CBRL	First Became a Director	Business Experience During Past Five Years

Richard J. Dobkin, 63 Director	2005
Retired; Managing Partner of the Tampa, FL office of Ernst & Young, LLP, an independent registered public accounting firm, from 1987 until June 2005; member of board of directors for two private companies.

Robert C. Hilton, 71 Director	1981	President, Autumn Capital, an investment firm, Nashville, TN, since August 1999; Chairman, President and CEO, Home Technology Healthcare, Inc., Nashville, TN, from October 1991 to August 1999.

Charles E. Jones, Jr., 63 Director	1981	President, Corporate Communications, Inc., an investor/shareholder communications and public relations firm, Nashville, TN.

B. F. “Jack” Lowery, 71 Director	1971
Attorney; Chairman and CEO of LoJac Companies Inc., a diversified group of companies engaged in the manufacturing of asphalt and building materials, heavy highway construction, asphalt and concrete paving, traffic control, safety devices and sand mining operations.

Martha M. Mitchell, 68 Director	1993	Retired; Senior Partner and Senior Vice President Fleishman-Hillard, Inc., an international communications consulting and public relations firm, St. Louis, MO, from 1987 until July 2005.

Andrea M. Weiss, 53 Director	2003
President and CEO of Retail Consulting, Inc., a retail consulting firm, since October 2002; Chairman of Cortefiel Group, SA, a European retailer, from April 2006 to June 2007;  President of dELiA*s Corp., a multichannel retailer to teenage girls and young women, from May 2001 to October 2002; Executive Vice President and Chief Store Officer of The Limited, Inc. and Intimate Brands, Inc., units of Limited Brands, Inc., a women’s retailer, from May 1998 to February 2001; Director, Tabi International, Inc. (private) since 2004; Director, eDiets.com, Inc. since July 2004; Director GSI Commerce Inc. since August 2006; Director, Worth Ltd., a direct marketer of luxury ladies apparel and accessories, since September 2007 (private); former Chairman of Cortefiel Group, SA, a European retailer, from April 2006-June 2007.

Name, Age, Position with CBRL	First Became a Director	Business Experience During Past Five Years

Jimmie D. White, 67 Director	1993	Retired; Senior Vice President - Finance and CFO of Cracker Barrel Old Country Store, Inc., the predecessor to CBRL, from 1985 to December 1995.

Michael A. Woodhouse, 63 Director, Chairman of the Board, President and Chief Executive Officer	1999
Chairman of the Board since November 23, 2004 and President and CEO of CBRL since August 4, 2001; President and COO of CBRL from July 2000 through August 3, 2001; Executive Vice President and COO of CBRL from July 1999 to July 2000; Senior Vice President and CFO of CBRL from January 1999 to July 1999; Senior Vice President Finance and CFO of Cracker Barrel Old Country Store, Inc., from December 1995 to December 1998.

What if a nominee is unwilling or unable to serve?

If a director nominee becomes unwilling or unable to serve, proxies may be voted for a substitute nominee designated by our Board of Directors.

Are there any family relationships between any of the nominees?

There are no family relationships between any of the nominees or executive officers.

Who are our independent directors?

In accordance with Nasdaq’s listing requirements, the Nominating and Governance Committee has evaluated each of its directors’ independence from the Company and its management based on Nasdaq’s definition of “independence.”  In its review of each director’s independence, the Nominating and Governance Committee reviewed whether any transactions or relationships exist currently or, during the past three years existed, between each director and the Company and its subsidiaries, affiliates, equity investors or independent auditors.  The Nominating and Governance Committee also examined whether there were any transactions or relationships between each director and members of the senior management of the Company or their affiliates. Based on the review by the Nominating and Governance Committee and the Nasdaq’s definition of “independence,” the Nominating and Governance Committee has determined that all of our Board members, with the exception of Mr. Woodhouse, are “independent” in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines, which are posted on our Internet website at cbrlgroup.com.  In reaching the conclusion that Messrs. Jones and Lowery were independent, the Nominating and Governance Committee considered that Mr. Jones is a principal of Corporate Communications, Inc., which is retained by the Company for certain investor and public relations matters, and that the Company leases one restaurant location from Mr. Lowery under a lease that was entered into in 1981.  The Nominating and Governance Committee has determined that these relationships are not material and that neither of these relationships impairs the independence of either of Messrs. Jones or Lowery.

Has the CBRL Board of Directors appointed a Lead Director for non-management sessions of the Board of Directors?

Yes - The Board of Directors has appointed Mr. Dale as the Lead Director to preside over non-management and executive sessions of the Board of Directors.

How can you communicate with the Board of Directors?

Our Board provides a process for shareholders to send communications to the Board.  All correspondence addressed to the Board of Directors or to one or more members of the Board of Directors should be sent to:  CBRL Group, Inc., c/o Corporate Secretary, 305 Hartmann Drive, Lebanon, TN, 37087, or e-mail at fshoaf@cbrlgroup.com, or via fax at (615) 443-9818, or website communication on the Investor Relations section of our website located at cbrlgroup.com.

All correspondence received by the Corporate Secretary will be promptly acknowledged and reviewed by the Corporate Secretary, who will determine whether the correspondence should be forwarded immediately to the Board of Directors or any member of the Board of Directors or whether the correspondence should be presented to the Board of Directors at its next regular meeting.  The Corporate Secretary will consult with the chair of the Nominating and Corporate Governance Committee if there is a question concerning the need for immediate review by the Board of Directors or by any member of the Board of Directors.

Are the members of our Board required to attend the Annual Shareholder Meetings?

Our Board has adopted a policy that requires all directors to attend the Annual Shareholder Meetings unless attendance is not feasible owing to unavoidable circumstances.  All of our Board members attended our 2007 Annual Meeting of Shareholders.

How are directors nominated?

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for identifying and recommending to the Board all persons to be nominated to serve as a director of CBRL.  The Nominating and Corporate Governance Committee will consider director candidates timely submitted by our shareholders in accordance with the notice provisions as discussed below under “Can shareholders recommend nominees for directors?”.  The Nominating and Corporate Governance Committee applies the same criteria to the evaluation of shareholder-nominated director candidates as it applies to other director candidates.  Our Board is responsible for nominating the slate of directors for the Annual Meeting, upon the Nominating and Corporate Governance Committee’s recommendation.

How are nominees identified?

All director nominees are current directors who are standing for re-election.  Generally, when there is a vacancy to be filled on the Board of Directors, the Nominating and Corporate Governance Committee retains a third-party search firm to assist in identifying candidates to fill the vacancy.  That search firm reports directly to the Nominating and Corporate Governance Committee.  The main functions served by the search firm include identifying potential candidates who meet the qualification and experience requirements described below, as well as compiling information regarding each candidate’s qualifications, experience and independence and conveying the information to the Nominating and Corporate Governance Committee.

How are nominees evaluated; what are the minimum qualifications?

The Nominating and Corporate Governance Committee identifies, recruits and recommends to the Board only those candidates that the committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board.  We endeavor to have a Board representing diverse experience at policy-making levels in business, marketing, finance and other areas that are relevant to our business.  The Nominating and Corporate Governance Committee recommends candidates, including those submitted by shareholders, only if the committee believes the candidate’s knowledge, experience and expertise would strengthen the Board and that the candidate is committed to representing the long-term interests of all of our shareholders.  A majority of the Board must consist of independent directors (as defined by Nasdaq’s listing standards and our Corporate Governance Guidelines).

The Nominating and Corporate Governance Committee assesses a candidate’s independence, background and experience, as well as the current Board skill needs and diversity.  With respect to incumbent directors selected for re-election, the committee also assesses each director’s contributions, attendance record at Board and applicable committee meetings and the suitability of continued service.  In addition, individual directors and any person nominated to serve as a director should possess all of the following personal characteristics and be in a position to devote an adequate amount of time to the effective performance of director duties:  integrity and accountability, informed judgment, financial literacy, cooperative behavior, record of achievement, loyalty, and ability to consult and advise.

Can shareholders recommend nominees for directors?

Shareholders can recommend nominees for directors.  If a shareholder wishes to recommend a candidate for director, the shareholder must provide notice in writing to the Chair of the Nominating and Corporate Governance Committee, CBRL Group, Inc., c/o Corporate Secretary, 305 Hartmann Drive, Lebanon, TN, 37087.  For consideration at the 2009 Annual Meeting, the notice must be received by June 19, 2009.  The notice must provide the following information for each proposed nominee who is not an incumbent director that the shareholder wishes to nominate:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the number of shares of common stock that are owned beneficially or of record by the person; and

•
any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.

The notice must also provide the following information about the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the number of shares of common stock that are owned beneficially or of record by the shareholder;

•
a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice; and

•
any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules and regulations.

The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected.  No director candidates were recommended by our shareholders for election at the 2008 Annual Meeting.

What does the Board of Directors recommend?

Our Board of Directors recommends that you vote FOR the election of these nominees.

PROPOSAL 2:
APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Who has the Audit Committee retained as our independent registered public accounting firm?

The Audit Committee has retained Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

How long has Deloitte & Touche LLP served as our independent registered public accounting firm?

Deloitte & Touche LLP has served as our independent registered public accounting firm since 1972.

Will representatives of Deloitte & Touche LLP attend the Annual Meeting?

Representatives of Deloitte & Touche LLP have been requested to attend the Annual Meeting.  These representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

What happens if shareholders fail to approve the appointment of Deloitte & Touche LLP as our independent registered public accounting firm?

If shareholders fail to approve the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment but in its discretion may still direct the appointment of Deloitte & Touche LLP.  Also, if the appointment of Deloitte & Touche LLP is approved, the Audit Committee in its discretion may still direct the appointment of a different independent registered public accounting firm at any time and without shareholder approval if the Audit Committee believes that such a change would be in our best interest and the best interest of our shareholders.

What does the Board of Directors recommend?

Our Board recommends that you vote FOR the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2009.

FEES PAID TO AUDITORS

What fees have been paid to the independent registered public accounting firm during the last two fiscal years?

The following table sets forth certain fees billed to us by Deloitte & Touche LLP in connection with various services provided to us throughout 2008 and 2007.
Service	Aggregate Fees Billed for FY 2008 ($)	Aggregate Fees Billed for FY 2007($)

Audit Fees(1)	$970,160	$852,184
Audit-Related Fees	-0-	-0-
Tax Fees(2)	94,468	480,192
All Other Fees(3)	1,500	3,000
Total Fees	$1,066,128	$1,335,376

(1)
Represents aggregate fees for professional services rendered for: the audit of our consolidated financial statements contained in our Annual Reports on Form 10-K for 2008 and 2007; reviews of our consolidated financial statements contained in our Quarterly Reports on Form 10-Q for 2008 and 2007; attestation report related to internal control over financial reporting for 2008 and 2007.  2008 also includes the audit of our adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.”

(2)	Represents aggregate fees for tax services rendered for tax authority examination support, consulting and compliance for 2008 and 2007.

(3)	Represents aggregate expenses for licenses to access financial accounting technical database.

AUDIT COMMITTEE REPORT

This Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Exchange Act.

What is the Audit Committee and what does it do?

The Audit Committee of the Board is responsible for providing independent, objective oversight and review of CBRL’s accounting functions and internal controls.  The committee’s functions are described in greater detail on pages 9-10 of this proxy statement.  Among other things, the committee recommends to the Board that our audited financial statements be included in our annual report.

Are the members of the committee “independent”?

Yes.  This committee is comprised of four directors, all of whom are independent as determined in accordance with Nasdaq’s listing standards and our Corporate Governance Guidelines.  They also are independent within the meaning of Rule 10A-3 under the Exchange Act.

Is a member of the committee an “audit committee financial expert”?

Yes.  The Board has determined that all members of the Audit Committee satisfy the attributes of an audit committee financial expert, as defined by SEC regulations.

Has the committee adopted a Charter?

Yes.  A copy of that Charter, as amended to date, is posted on CBRL’s Internet website at cbrlgroup.com.

What steps did the committee take in recommending that our audited financial statements be included in our annual report?

In connection with recommending that our audited financial statements be included in our annual report, this committee took the following steps:

•
The Audit Committee discussed with our independent registered public accounting firm their judgment as to the quality, not just the acceptability, of our accounting policies and principles and such other matters as are required to be discussed under generally accepted auditing standards, including information concerning the scope and result of the audit.  These communications and discussions are intended to assist this committee in overseeing the financial reporting and disclosure process.

•
Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, on a consistent basis, and the Audit Committee reviewed and discussed the quarterly and annual earnings press releases and consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the independent registered public accounting firm’s independence.  This discussion and disclosure informed this committee of the independent registered public accounting firm’s independence, and assisted this committee in evaluating that independence.  The Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

•
The Audit Committee reviewed and discussed, with our management and independent registered public accounting firm, our audited consolidated balance sheets as of August 1, 2008 and August 3, 2007 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended August 1, 2008, including associated footnotes and Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	The Audit Committee reviewed and discussed CEO and CFO certifications concerning the Company’s Annual Report on Form 10-K.

Based on the discussions with our independent registered public accounting firm concerning the audit, the independence discussions, the financial statement quarterly reviews, and additional matters deemed relevant and appropriate by this committee, including internal audit activities, this committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K.

What is the Audit Committee’s pre-approval policy and procedure with respect to audit and non-audit services provided by our auditors?

In order to ensure that our independent registered public accounting firm is engaged only to provide audit and non-audit services that are compatible with maintaining independence as defined by applicable laws and regulations, the Audit Committee requires that all services provided and fees charged by the independent registered public accounting firm be pre-approved by the Audit Committee.  The authority to grant any pre-approval sought by the Audit Committee during the time period between regularly scheduled Audit Committee meetings is delegated to the Chair of the Audit Committee.  All of the services described above under the caption “Fees Paid to Auditors” were pre-approved by the Audit Committee.

Who has furnished this report?

This report has been furnished by the members of the Audit Committee:

•	Richard J. Dobkin, Chair
•	Robert V. Dale
•	Robert C. Hilton
•	Jimmie D. White

PROPOSAL 3
TO AMEND THE COMPANY’S CHARTER TO CHANGE THE NAME OF THE COMPANY TO “CRACKER BARREL OLD COUNTRY STORE, INC.”

Why are you proposing to change the name of the company?

In 2006, as part of our strategic initiatives, we sold Logan’s Roadhouse, Inc. and became once again a single concept restaurant company and intend to remain as such.  Our current name, “CBRL Group, Inc.” was adopted in 1998 when we formed a holding company with the ability and intention to own multiple businesses and/or concepts.  Prior to that time, our name had been “Cracker Barrel Old Country Store, Inc.”

In recognition of our return to a single concept company and in order to further focus on and bolster our brand identity, our management and board of directors have recommended that our corporate name be changed from CBRL Group, Inc. to Cracker Barrel Old Country Store, Inc.

If this proposal is approved by our shareholders at the annual meeting, the amendment to the charter will become effective upon the filing of Articles of Amendment with the Secretary of State of Tennessee, which filing would be expected to take place promptly following the annual meeting.

Paragraph 1 of the Charter, as amended by the proposed amendment, would read as follows:

1. The name of the Corporation is Cracker Barrel Old Country Store, Inc.

What vote is required for approval of the amendment to the charter?

The approval of the proposed charter amendments requires that the number of votes cast in favor of the amendment exceed the number of votes cast against the amendment.

What does the Board recommend?

Our Board of Directors recommends that you vote FOR the proposed amendment to the Company’s charter changing the name of the corporation to “Cracker Barrel Old Country Store, Inc.”

PROPOSAL 4
AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED STOCK OPTION PLAN

What are you proposing?

As further explained below, we are proposing to amend our Amended and Restated Stock Option Plan to impose limits on individual awards under that plan in order to preserve certain tax deductions that would be available to us.

What is the Amended and Restated Stock Option Plan?

The Amended and Restated Stock Option Plan (the “A&R Plan”) was originally adopted by the shareholders at the 1987 annual meeting of shareholders.  The A&R Plan has subsequently been amended, including amendments to:  (i) extend the original expiration date until all shares authorized thereunder are optioned and sold; and (ii) increase the number of Shares authorized for issuance under the A&R Plan.  The A&R Plan provides for the granting to employees, including executive officers, of stock options that are not “qualified” within the meaning of the Internal Revenue Code.  The Board believes that the growth and success of the Company has depended, in large part, on its ability to attract, retain and motivate key employees and that stock option grants under our compensation plans, including the A&R Plan, have been, and will continue to be, an important compensation element in attracting, retaining and motivating such persons.

The A&R Plan is administered by the Compensation Committee of the Board.  Subject to the provisions of the A&R Plan, the Compensation Committee has the authority to select the employees to whom options are granted and to determine the terms of each option, including:  (i) the number of Shares covered by the option; (ii) when the option becomes exercisable (generally commencing one year after the date of grant, and continuing thereafter in three to four equal annual installments); (iii) the option exercise price, which must be at least 100% of the fair market value of the shares as of the date immediately prior to the date of grant; and (iv) the duration of the option (which may not exceed ten years).

All options are nontransferable other than by will or the laws of descent and distribution.  Upon termination of employment (other than by retirement, death or disability), an employee has ninety days within which to exercise any options that are then exercisable.  To the extent that option is not exercisable, it terminates.  Upon termination of employment resulting from death or disability, the employee’s personal representative, in the event of death, or the employee, in the event of disability, may, subject to any option’s earlier expiration, exercise any option up to one year after the date of death or disability.  Upon retirement, the former employee may exercise options, to the extent the optionee was entitled to do so at the date of termination at any time during the remaining life of the option, but in no event later than the expiration date of the option.

The granting of options is discretionary, and we cannot now determine the number of options to be granted during the remaining term of the A&R Plan to any particular executive officer, current officers as a group or non-executive officer employees as a group.

What are the federal tax consequences of options granted and exercised under the Amended and Restated Stock Option Plan?

No taxable income is recognized by the optionee upon the grant of a nonqualified option. The optionee must recognize as ordinary income in the year in which the option is exercised the amount by which the fair market value of the purchased Shares on the date of exercise exceeds the option exercise price (and we may be required to withhold an appropriate amount for tax purposes).  We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. Any additional gain or any loss recognized upon the subsequent disposition of the purchased Shares will be a capital gain or loss, and will be a long-term gain or loss if the Shares are held for more than one year.

As described below, however, and the reason that we are proposing an amendment to the A&R Plan, is that our tax deduction would be limited or possibly eliminated for options granted to and/or exercised by Named Executive Officers.  Accordingly, we are proposing limits to individual grants under the A&R Plan so that any grants to Named Executive Officers will qualify for the tax deduction.

Why are you asking for an amendment to the Amended and Restated Stock Option Plan?

After the original adoption of the A&R Plan, Congress passed section 162(m) of the Internal Revenue Code.  Under section 162(m), the allowable deduction for compensation paid or accrued with respect to each of the Named Executive Officers is limited to no more than $1 million per year.  Unless exempt, this limitation would include (and, therefore, potentially limit) amounts that otherwise would be deductible by the Company resulting from the exercise of stock options by certain of our senior executives.

Certain types of compensation are exempted from this deduction limitation, including payments subject to: (1) the attainment of an objective performance goal or goals; (2) administration by outside directors, and (3) a shareholder approval requirement.  Options awarded under the A&R Plan meet the first requirement, because options awarded at a price not less than the fair market value are treated as “performance-based” compensation.  The A&R Plan’s administration by the Compensation Committee fulfills the second requirement.

The provisions of the A&R Plan, as previously approved by the Company’s shareholders, however, fail to meet the third requirement.  Although the A&R Plan (including an aggregate number of shares for which options can be granted) has been approved by shareholders, the A&R Plan has never included a limitation on the maximum number of Shares subject to options that can be awarded to any single employee.  Accordingly, in recent years, the Company has granted options under the A&R Plan only to those employees whose position was unlikely to cause the Company to lose the tax deductions.

So that the shares available under the A&R Plan may be used for senior executives without loss of the applicable tax deduction, on September 25, 2008, the Board adopted, subject to stockholder approval, an amendment to the A&R Plan limiting to 250,000 the number of Shares that could be optioned under the A&R Plan to any employee during any fiscal year.  The amendment and the proposed limitation are intended to ensure that the tax deductions that result from the exercise of stock options are not limited or possibly eliminated by section 162(m).

What vote is required for approval of the amendment to the Amended and Restated Stock Option Plan?

The approval of the proposed amendment to the A&R Plan requires that the number of votes cast in favor of the amendment exceed the number of votes cast against the amendment.

How many shares currently are subject to outstanding options, what is the average exercise price and how many shares are available for grant under CBRL’s existing equity compensation plans?

The following table provides that information as of August 1, 2008:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,829,770	$28.85	1,522,306
Equity compensation plans not approved by security holders	440,820	$27.13	0
Total	3,270,590	$28.62	1,522,306

As of August 1, 2008, options to purchase 1,369,237 Shares at a weighted average exercise price of $29.19 per Share were outstanding under the A&R Plan.  In addition, as of August 1, 2008, there remain 788,180 Shares to be optioned and sold under the A&R Plan.  On August 1, 2008, the closing market price of the Shares on NASDAQ was $24.85.

What does the Board recommend?

Our Board of Directors recommends that you vote FOR the proposed amendment to the Amended and Restated Stock Option Plan.

PROPOSALS 5 AND 6
APPROVAL OF AMENDMENTS TO THE CBRL GROUP 2002 OMNIBUS INCENTIVE COMPENSATION PLAN

What is the CBRL 2002 Omnibus Incentive Compensation Plan?

The CBRL 2002 Omnibus Incentive Compensation Plan (the “Omnibus Plan”) is a comprehensive incentive plan approved by our shareholders in 2002.  The Omnibus Plan provides for various stock and option awards and also provides for limited cash awards.  The Omnibus Plan also sets forth a list of general performance criteria that may be utilized when structuring awards that are intended to be tax deductible under §162(m) of the Internal Revenue Code of 1985, as amended.

What are the proposed amendments to the Omnibus Plan for which you are seeking approval?

We are proposing a related group of amendments as well as one stand-alone amendment as two separate proposals.  The first group of proposed amendments relate to our ability to deduct certain compensation paid to the Named Executive Officers without our tax deductions being limited by Section 162(m) of the Internal Revenue Code.  This was discussed previously at page 52 of this proxy statement in connection with Proposal 4 – Approval of Amendments to the Amended and Restated Stock Option Plan.

Specifically, we are proposing to add to the list of “Qualified Performance Measures” set forth in the plan the following:

•	satisfaction of specified business expansion goals
•	diversity goals
•	turnover
•	specified objective social goals
•	hiring or retention of high-potential employees or executives
•	growth in locations
•	brand positioning goals

This expansion of the list of performance measures under the Omnibus Plan will allow us greater flexibility in structuring compensation programs or arrangements while ensuring that amounts that are paid thereunder remain deductible for United States federal income tax purposes.  These additional performance criteria encompass strategic and business goals that may not be entirely financial or formulaic but are otherwise important to the success of our business and brand.

Additionally, executive compensation in the last five years has tended to move away from stock options and include more cash and restricted stock in awards.  Under the Omnibus Plan, however, a cash award (even if performance-based) may not exceed $1,000,000 (the “Cash Award Limit”)—any excess would not be deductible.  Accordingly, to provide us greater flexibility in designing compensation plans and awards, we are proposing that the Cash Award Limit be increased to $5,000,000.

We are proposing the additional performance criteria as well as the increase in the cash limit as a single proposal – Proposal 5.

Proposal 6 is a stand-alone proposal in which we propose to add 1 million shares for potential awards under the Omnibus Plan.

The Omnibus Plan originally allowed the issuance of up to 2.5 million shares of our common stock (the “Plan Limit”) and 1,804,960 shares have been issued or reserved for issuance under the Omnibus Plan, leaving as of October 1, 2008, 695,040 shares available for issuance.  At the current utilization rate, that will provide enough shares for issuance under the Omnibus Plan for approximately one year.  We believe that it is in the best interests of the Company and our shareholders to be able to issue additional shares once the current available amount is exhausted; accordingly, we are proposing an additional 1 million shares be added to the Omnibus Plan – we expect that those additional shares plus those presently available will be sufficient for our needs for approximately four more years—when the performance criteria would have to be resubmitted to shareholders for re-approval.

There are other limits on awards that can be made to participants in the Omnibus Plan.  These are discussed below under “Are there any limits on the amount of awards that can be granted?”.

Why are these being presented as two separate proposals?

Although we believe that both the proposed amendments are in the best interests of shareholders, we also believe that they should be considered separately, as the first proposal (Proposal 5) simply gives us greater flexibility in structuring awards under the Omnibus Plan while preserving the tax deductibility of those awards while the second (Proposal 6) will allow us more shares for future awards under the plan.  If a shareholder is opposed to the proposed amendment to add additional shares, we nevertheless want that shareholder to be able to vote for the amendments that give us greater flexibility in structuring awards while preserving tax deductions.

Summary of Other Features of the Omnibus Plan

The summary below is intended to provide context for the performance goals that shareholders are being asked to re-approve as well as the proposed amendments that shareholders are being asked to approve.

When will the Omnibus Plan terminate?

The Omnibus Plan does not specify a certain termination date. Rather, it will terminate on the date determined by our Board or by the Compensation Committee, which administers the Omnibus Plan.

What is the purpose of the Omnibus Plan?

The purpose of the Omnibus Plan is to motivate selected employees to put forth maximum efforts toward our continued growth, profitability, and success.  It also is intended to enable us to effectively attract, retain and reward directors who are not our employees and who meet our “independence” requirements.

Who administers the Omnibus Plan?

The Compensation Committee administers the Omnibus Plan.  In addition to each member of that committee being required to be “independent,” another requirement for tax deductibility of certain awards under Internal Revenue Code Section 162(m) is that the compensation be awarded by “outside” directors as defined in Section 162(m) and related regulations.  Accordingly, only “outside” directors may serve on the Compensation Committee.

The Compensation Committee may delegate, but it is not required to delegate, some or all of its authority and duties under the Omnibus Plan to our Chief Executive Officer or to our other senior officers, except that only the Compensation Committee may select, grant, and establish the terms of awards to our five most highly compensated officers or to any of our officers who are subject to the reporting requirements of Section 16 of the Exchange Act.  We refer to our five most highly compensated officers as “covered employees” throughout this section.

Who can participate in the Omnibus Plan?

The following persons are eligible to participate in the Omnibus Plan:

•	all of our employees;

•	all employees of any 20% or more owned affiliates that our Board designates as a participating employer, if we have any in the future; and

•	our non-employee directors, to a limited extent as specified in the Omnibus Plan (currently nine directors).

The selection of the participants, other than our non-employee directors, who will receive awards, is entirely within the discretion of the Compensation Committee, except that only employees of CBRL or our 50% or more owned subsidiaries may receive incentive stock options.  The Compensation Committee has no discretion over the terms and conditions of grants of stock options to our non-employee directors. Instead, the Omnibus Plan specifies those terms and conditions.

What types of awards does the Omnibus Plan allow for participants other than non-employee directors?

The Omnibus Plan authorizes the grant of the following types of awards to all eligible participants other than our non-employee directors:

•
Stock Options.  Stock options granted under the Omnibus Plan may be incentive stock options, other tax-qualified stock options, or non-qualified stock options.  A stock option entitles the participant to purchase shares of our common stock at an exercise price.  The exercise price is fixed by the Compensation Committee at the time the option is granted, but the price with respect to incentive stock options cannot be less than the shares’ fair market value as of the date of grant or, if the participant owns more than 10% of our common stock, less than 110% of the shares’ fair market value on the date of grant.  The exercise price with respect to any stock option other than an incentive stock option cannot be less than 85% of the shares’ fair market value on the date of grant; however, as discussed on page 23, it has been and will remain our policy to grant stock options with an exercise price of at least 100% of the fair market value of our shares on the date of the grant.  The exercise price may be paid in cash, with shares of our common stock, with other property as allowed by the Compensation Committee, or a combination of allowable methods.  Options may be exercised at the times and subject to the conditions set by the Compensation Committee.  The maximum period in which an option may be exercised is fixed by the Compensation Committee at the time the option is granted but cannot exceed ten years or, with respect to participants who own more than 10% of our common stock, five years.

•
Stock Appreciation Rights. Stock appreciation rights, or “SARs,” are rights to receive a payment equal to the appreciation in value of a stated number of shares of our common stock from the price established in the award to the market value of that number of shares of common stock on the date of exercise. SARs may be granted in tandem with related options or freestanding.  The exercise price of a SAR granted in tandem with an option is equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by that option upon surrender of the right to exercise the equivalent portion of the related option.  The exercise price of a freestanding SAR is determined by the Compensation Committee on the date of grant, but the price cannot be less than the fair market value of the common stock as of the date the SAR is granted.

•
Stock Awards. Stock awards may be granted in the form of shares of our common stock, restricted shares of our common stock or units of our common stock.  A unit is a bookkeeping entry we may use to record and account for the grant of the award until it is paid, canceled, forfeited or terminated.  The Compensation Committee determines the amount and any terms, conditions, restrictions, including without limitation restrictions on transferability and continued employment of the participant, and limitations of stock awards to be granted to any participant.  The Compensation Committee also determines the performance or other conditions, if any, that must be satisfied before all or part of the applicable restrictions lapse.

•
Performance Shares.  Performance shares are shares of our common stock, or units which are expressed in terms of our common stock, which are granted contingent upon the attainment during a performance period of certain performance objectives.  The Compensation Committee determines the length of the performance period, the performance objectives to be achieved during the performance period, and the measure of whether and to what degree the objectives are attained, along with any other terms, conditions, restrictions and limitations.

•
Cash Bonuses.  While cash bonuses may, and will, be paid outside the Omnibus Plan, the Compensation Committee will determine the persons to receive cash bonuses under the Omnibus Plan and the amount, terms and conditions of those cash bonuses.  No covered employee is eligible to receive a cash bonus under the Omnibus Plan in excess of $1,000,000 (proposed to be increased to $5,000,000) in any fiscal year.  Also, no covered employee may receive a cash bonus under the Omnibus Plan unless the cash bonus constitutes a “qualified performance-based award” as described below.

•
Qualified Performance-Based Awards.  A “qualified performance-based award” is any stock option or SAR granted under the Omnibus Plan, or any other award granted under the Omnibus Plan that the Compensation Committee designates as a qualified performance-based award and that is contingent on the achievement of certain pre-established performance criteria.  At the beginning of the performance period, in addition to the determinations to be made by the Compensation Committee as described above for any particular type of award, the Compensation Committee determines the award to be granted to the participant, the performance period, and the performance goals.  At the end of the performance period, the Compensation Committee determines the degree of achievement of the performance goals which determines the payout.  No qualified performance-based award is earned, vested or paid until the Compensation Committee certifies the attainment of the pre-established performance goals, except under very limited circumstances.  The Compensation Committee may set performance goals using any combination of the criteria described below under “What are the performance goals under the Omnibus Plan?”.

•	Other Awards. The Compensation Committee may grant any other type of award that is consistent with the Omnibus Plan’s purpose.

What are the performance goals under the Omnibus Plan?

Under the Omnibus Plan, any award may, but need not, be subject to the satisfaction of one or more performance goals. Performance-based compensation will be awarded if the Compensation Committee, which consists exclusively of independent directors, determines that such awards are in the best interest of the company and its shareholders.  Performance goals for awards are determined by the Committee and are designed to support our business strategy and align executives’ interests those of our shareholders.   Awards (other than stock options and stock appreciation rights) intended to qualify as performance-based compensation under Section 162(m) will be subject to performance goals based on one or more of the following business criteria as applied, in the Committee’s discretion, to us as a whole or any of our business units:

•	return on capital, equity, or assets (including economic value created)
•	productivity
•	cost improvements
•	cash flow
•	sales or revenue growth
•	net income
•	earnings per share, or earnings from operations
•	quality
•	customer satisfaction
•	comparable store sales
•	stock price
•	total shareholder return

As noted above, we are proposing to expand this list of possible performance criteria in order to give us additional flexibility in structuring awards that encompass strategic and business goals that may not be entirely financial or formulaic but are otherwise important to the success of our business and brand.  See “What are the proposed amendments to the Omnibus Plan for which you are seeking approval?”.

What types of awards does the Omnibus Plan allow for the non-employee directors?

Our non-employee directors are only entitled to certain formula stock option grants under the Omnibus Plan.  We have described those grants under the caption “Board of Directors and Committees— How were directors compensated in 2008?”

How many shares of CBRL common stock may be issued under the Omnibus Plan?

Up to 2,500,000 shares of our common stock were originally authorized for issuance under the Omnibus Plan.  As of October 1, 2008, 1,804,960 had been issued or reserved under the Omnibus Plan and there remained for issuance 695,040 shares.  We are proposing increasing that amount by 1 million shares, which will result in a current total of 1,695,040 shares that may be granted under the Omnibus Plan.  This number may be adjusted for changes in our capital structure, such as a stock split.  The following shares of common stock also will be available again for grant under the Omnibus Plan:

•	those related to awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares;

•	those that are settled in cash in lieu of common stock; and

•	those that are used by a participant for payment of the purchase price of common stock upon exercise of an option or for withholding taxes due as a result of that exercise.

Are there any limits on the amount of awards that can be granted?

Yes. The maximum number of shares of our common stock available for awards granted in the form of stock options or SARs that may be granted to any one participant in any one calendar year under the Omnibus Plan is 625,000.

The maximum fair market value of any award, other than stock options, SARs and cash bonuses, that may be received by a participant during any one calendar year under the Omnibus Plan is the equivalent value of 625,000 shares of our common stock as of the first business day of that calendar year.

The maximum amount of any cash bonus that may be granted under the Omnibus Plan in any fiscal year to any participant who is a covered employee in that year currently is $1 million.  We are proposing to increase that limit to $5 million, as described under “What are the proposed amendments to the Omnibus Plan for which you are seeking approval?”.

Who can amend the Omnibus Plan?

The Compensation Committee may amend the Omnibus Plan at any time for any reason or no reason, except that the Compensation Committee cannot amend the provisions of the Omnibus Plan dealing with awards to our non-employee directors. The Compensation Committee must obtain shareholder approval to adopt any amendment:

•	affecting covered employees that otherwise requires the vote of our shareholders under Section 162(m) of the Internal Revenue Code;

•	resulting in repricing stock options or otherwise increasing the benefits accruing to participants or to our non-employee directors;

•	increasing the number of shares of our common stock issuable under the Omnibus Plan; or

•	modifying the requirements for eligibility.

The Compensation Committee also must obtain shareholder approval if the Compensation Committee believes shareholder approval is necessary or advisable to:

•	permit awards to be exempt from liability under Section 16(b) of the Exchange Act;

•	comply with the listing or other requirements of an automated quotation system or stock exchange; or

•	satisfy any other tax, securities or other applicable laws, policies or regulations.

What happens to awards under the Omnibus Plan if there is a change in control of CBRL?

Unless otherwise determined by the Board or the Compensation Committee prior to the “change in control,” in the event of a “change in control” or a “potential change in control” of CBRL, each as defined in the Omnibus Plan:

•	all stock options, including those awarded to our non-employee directors, and SARs granted under the Omnibus Plan will fully vest;

•	all restrictions will lapse and any awards subject to those restrictions will fully vest;

•	the value of all vested awards will be cashed out at the “change in control price” as defined in the Omnibus Plan; and

•
there will be a pro rata payout to participants based upon an assumed achievement of all relevant targeted performance goals or measures and upon the length of time within the performance period that has elapsed prior to the change in control.

A “change in control” will occur if:

•	any person becomes the beneficial owner of 50% or more of our voting securities;

•	after a merger or other similar transaction, the majority of our shareholders prior to the transaction are no longer a majority of our shareholders after the transaction; or

•
our directors cease to constitute a majority of the Board during any given two year period unless at least 2/3 of the directors in office at the beginning of that period approved the nomination of any new director.

A “potential change in control” will occur if:

•	our shareholders approve an agreement that would result in a “change in control”; or

•
any person becomes the beneficial owner of 25% or more of our voting securities without disclaiming an intent to obtain or exercise control of CBRL, and the Compensation Committee adopts a resolution declaring the occurrence of a potential change in control.

What are the federal tax consequences of the stock options granted under the Omnibus Plan?

The following is a brief summary of the United States federal income tax consequences related to stock options.  This summary is not intended to be exhaustive and, among other things, does not describe state or local tax consequences.

A participant who exercises a non-qualified stock option will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the exercise price. We generally will be entitled to a corresponding deduction for federal income tax purposes.

A participant who exercises an incentive stock option will not be subject to taxation at the time of exercise, nor will we be entitled to a deduction. The difference between the exercise price and the fair market value of shares on the date of exercise is a tax preference item for purposes of determining a participant’s alternative minimum tax. A disposition of the purchased shares after the expiration of the required holding periods will subject the participant to taxation at long-term capital gains rates in the year of disposition in an amount determined under the Internal Revenue Code, and we will not be entitled to a deduction for federal income tax purposes. A disposition of the purchased shares prior to the expiration of the applicable holding periods will subject the participant to taxation at ordinary income rates in the year of disposition in an amount determined under the Internal Revenue Code, and we generally will be entitled to a corresponding deduction.

The federal income tax consequences of other awards will depend on the form of those awards.

What benefits have been granted under the Omnibus Plan, as amended?

The benefits or amounts that will be received by or allocated to Omnibus Plan participants, as amended, are not determinable because awards under the Omnibus Plan are awarded in the Compensation Committee’s discretion.  Because the Omnibus Plan was in effect during the last fiscal year, however, the tables in Executive Compensation above set forth the benefits that were received in 2008 by the Named Executive Officers.  The following table sets forth the benefits that all executive officers as a group, non-executive officer directors as a group and non-executive officer employees as a group received under the Omnibus Plan during 2008.

CBRL Group 2002 Omnibus Incentive Compensation Plan

Name and Position		Dollar Value ($)	Number of Shares

Executive Group (10 persons including five Named Executive Officers)	Options	2,962,284	244,151
	Restricted	6,456,085	251,337

Non-Executive Director Group	Options	179,892	18,000
	Restricted	541,080	18,000

Non-Executive Officer Employee Group	Options	0	0
	Restricted	1,273,295	34,272

Is the description of the Omnibus Plan in this document complete?

No. The description of the Omnibus Plan in this document is only a summary.  We encourage you to read the entire Omnibus Plan to understand all of its terms.  We will send to you, without charge, a copy of the Omnibus Plan (as proposed to be amended) upon your request.  You may send your request to Corporate Secretary, CBRL Group, Inc. 305 Hartmann Drive, Lebanon, Tennessee 37087.  A copy of the Omnibus Plan, together with any amendments made to date, also has been filed with the Securities and Exchange Commission.  You may view the Omnibus Plan at the SEC’s website at sec.gov by viewing exhibits 10(i) to our Annual Reports on Form 10-K for the fiscal years ended August 1, 2003 and July 29, 2005.

What does the Board recommend?

Our Board of Directors recommends that you vote FOR the proposed amendments to the Omnibus Plan.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

How do I submit a shareholder proposal for next year’s Annual Meeting?

If you wish to submit a proposal to be included in our proxy statement for our 2009 Annual Meeting of Shareholders, proposals must be submitted by eligible shareholders who have complied with the relevant regulations of the SEC and must be received no later than June 19, 2009.  In addition, if we are not notified of a shareholder proposal by September 1, 2009, then the proxies held by our management may provide the discretion to vote against such shareholder proposal, even though the proposal is not discussed in our proxy materials sent in connection with the 2009 Annual Meeting of Shareholders.  Shareholder proposals should be mailed to Corporate Secretary, CBRL Group, Inc., 305 Hartmann Drive, Lebanon, Tennessee 37087.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of our annual report to shareholders for 2008 is being mailed to each shareholder with this proxy statement.  A copy of our Annual Report on Form 10-K, and a list of all its exhibits, will be supplied without charge to any shareholder upon written request sent to our principal executive offices:  CBRL Group, Inc., Attention:  Investor Relations, 305 Hartmann Drive, Lebanon, Tennessee 37087.  Exhibits to the Form 10-K are available for a reasonable fee.  You may also view our Annual Report on Form 10-K and its exhibits on-line at the SEC website at sec.gov, or via our website at cbrlgroup.com.

OTHER BUSINESS

Our management is not aware of any other matters to be brought before the Annual Meeting.  If, however, any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to those matters in accordance with their best judgment.

Appendix

CBRL GROUP, INC. C/O AMERICAN STOCK TRANSFER & TRUST COMPANY 3201 15th AVENUE BROOKLYN, NY 11219
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CBRL GROUP, INC.

Proxy Solicited by and on behalf of the Board of Directors for the
Annual Meeting of Shareholders to be held on Tuesday, November 25, 2008.

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Michael A. Woodhouse and N.B. Forrest Shoaf, and each of them, as proxies, with full power of substitution, to vote all shares that the shareholder(s) would be entitled to vote on all matters that may properly come before the Annual Meeting of Shareholders of CBRL Group, Inc. (“CBRL” or the “Company”) to be held at the Company's offices, located at 305 Hartmann Drive, Lebanon, Tennessee, on Tuesday, November 25, 2008, at 10:00 a.m., Central Time, and at any adjournments or postponements of that meeting.  The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting and any adjournments or postponements thereof.  The proxies will vote as the Board of Directors recommends where a choice is not specified.

[Please sign and date this Proxy.]

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote "FOR" each of the proposals.

Vote on Directors

1.	TO ELECT DIRECTORS:

[      ] FOR ALL of the following nominees:

01)	James D. Carreker
02)	Robert V. Dale
03)	Richard J. Dobkin
04)	Robert C. Hilton
05)	Charles E. Jones, Jr.
06)	B.F. "Jack" Lowery
07)	Martha M. Mitchell
08)	Andrea M. Weiss
09)	Jimmie D. White
10)	Michael A. Woodhouse

[      ] WITHHOLD ALL of the nominees

[      ] FOR ALL nominees EXCEPT
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

2.	TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2009.

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

3.	TO APPROVE THE PROPOSED CHARTER AMENDMENT CHANGING THE COMPANY’S CORPORATE NAME TO “CRACKER BARREL OLD COUNTRY STORE, INC.”

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

4.	TO APPROVE THE PROPOSED AMENDMENT TO THE CBRL AMENDED AND RESTATED STOCK OPTION PLAN.

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

5.	TO APPROVE PROPOSED AMENDMENTS TO THE CBRL 2002 OMNIBUS INCENTIVE COMPENSATION PLAN INCREASING, FOR TAX DEDUCTIBILITY PURPOSES, THE CATEGORIES OF PERFORMANCE CRITERIA AND THE ANNUAL CASH AWARD LIMIT.

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

6.	TO APPROVE THE PROPOSED AMENDMENT TO THE CBRL 2002 OMNIBUS INCENTIVE COMPENSATION PLAN INCREASING THE NUMBER OF SHARES THAT MAY BE AWARDED UNDER THE PLAN.

[     ]  FOR     [     ]  AGAINST     [     ]  ABSTAIN

Your shares will be voted in accordance with your instructions.  If no choice is specified, shares will be voted FOR all nominees in the election of directors, FOR approval of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, FOR the proposed charter amendment changing the name of the Company, FOR the proposed amendment to the Company’s Amended and Restated Stock Option Plan and FOR the proposed amendments to the Company’s 2002 Omnibus Incentive Compensation Plan.

PLEASE SIGN HERE AND RETURN PROMPTLY

(Note: Please sign exactly as your name(s) appear(s) hereon.  All holders must sign.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.)

____________________________ _________	____________________________ _________
Signature (PLEASE SIGN WITHIN BOX) Date	Signature (Joint Owners) Date